To Shareholders in the United States

The exchange offer or business combination referred to in this document is made for the securities of a foreign company. The offer is subjected to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its offices and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Exhibit 1

(English Translation)

(Securities Code: 9427)

November 20, 2012

To Our Shareholders,

eAccess Ltd. 10-1, Toranomon 2-chome Minato-ku, Tokyo, Japan

Eric Gan Representative Director, President

NOTICE OF CONVOCATION OF

THE EXTRAORDINARY SHAREHOLDERS MEETING

We hereby announce that the Extraordinary Shareholders Meeting of eAccess Ltd. (the “Company”) will be held as stated below, and your attendance is cordially requested.

If you are unable to attend the meeting, you may exercise your voting rights either in writing or via an electronic method (such as the Internet). Please review the Referential Material below, and exercise your voting rights by 0:00 a.m. on Friday, December 7, 2012.

If you exercise your voting rights in writing, please indicate your approval or disapproval of the agenda item on the enclosed voting slip, and return the voting slip so that it will reach the Company by the aforementioned deadline.

If you exercise your voting rights by an electronic method (such as the Internet), please review “Procedures for Exercise of Voting Rights via the Internet, etc.” below, and exercise your voting rights by the above-stated deadline.

1.	Date and Time:	Friday, December 7, 2012 at 10:00 a.m.

2.	Place of the meeting:	Tokyo Prince Hotel, Providence Hall (2nd floor) 3-1, Shiba-koen 3-chome, Minato-ku, Tokyo, Japan

3.	Purpose of the Meeting:

Matter to be Resolved:

First Item	Approval of the Share Exchange Agreement between the Company and SOFTBANK CORP.

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4.	Matter Determined before Convocation

Please see “Procedures for Exercise of Voting Rights via the Internet, etc.” below.

*	Please note that if it becomes necessary to change any matter to be included in the Referential Material, the Company will post the changed matter on our website (http://www.eaccess.net/en/).

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

(Reminder)

When attending the meeting in person, you are kindly requested to submit the enclosed voting slip to the receptionist at the place of the meeting.

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Referential Material

Proposal and References

First Item    Approval of the Share Exchange Agreement between the Company and SOFTBANK CORP.

The Company and SOFTBANK CORP. (“SOFTBANK”) have resolved to conduct a share exchange whereby SOFTBANK will become the sole parent company of the Company and the Company will become a wholly-owned subsidiary of SOFTBANK (the “Share Exchange”) at the meetings of the board of directors held on October 1, 2012 and September 27, 2012, respectively, and executed the Share Exchange Agreement dated October 1, 2012 (the “Original Agreement”). In addition, the Company and SOFTBANK have resolved to amend the Original Agreement at the meetings of the board of directors held on November 2, 2012, and executed the AMENDMENT AGREEMENT TO SHARE EXCHAGE AGREEMENT dated November 2, 2012 (the “Amendment Agreement”; the agreement amended by the Amendment Agreement being the “Agreement”).

Your approval of the Agreement is kindly requested.

Upon approval of this First Item, the Company will become a wholly-owned subsidiary of SOFTBANK as of January 1, 2013, the effective date of the Share Exchange, and the Company common shares will be delisted from Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) as of December 26, 2012 (the last trading date is December 25, 2012).

1.	Reasons for the Share Exchange

We believe that the Company will be able to establish a structure which enables prompt and effective use of the management resources of both companies, and accelerate the penetration of the mobile broadband service because becoming a wholly-owned subsidiary of SOFTBANK is expected to bring about the effects as described below.

Our current plan is that the Company will continue to operate the mobile communications business under the “EMOBILE” brand after the Share Exchange, and we have no specific plan to change the basic policy of the Company’s business including the mobile communications business and the fixed telecommunication business at this moment.

(1)	Shared utilization of mobile communications network

The Company and SOFTBANK MOBILE Corp. (“SOFTBANK MOBILE”), a consolidated subsidiary of SOFTBANK, will share mobile communications network resources. SOFTBANK MOBILE will provide the Company with access to its 900 MHz network (Band8, operating band specified in 3GPP) and 2.1 GHz network (Band1, operating band specified in 3GPP), which will allow the Company to provide the voice and data communications service in broader areas. Meanwhile, the Company will provide SOFTBANK MOBILE with access to its 1.7 GHz (Band3, operating band specified in 3GPP) FDD-LTE network for the data communications service, which will allow SOFTBANK MOBILE to use both 2.1 GHz and 1.7 GHz for its FDD-LTE service.

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(2)	Mutual collaboration on efficient operation of base station sites

The Company and SOFTBANK MOBILE will conduct a study for the effective use of base station sites for the shared networks, and share, newly build or transfer base stations sites where appropriate, allowing the Company and SOFTBANK MOBILE to expand our service coverage more quickly and to decrease capital expenditures and maintenance costs.

(3)	Creation of synergies

a)	Enhancement of sales force

The number of retailers of the Company was approximately 2,000 as of the end of August 2012, and the number of retailers of SOFTBANK MOBILE was approximately 7,000 as of the end of August 2012. Products and services of the Company and SOFTBANK MOBILE will be available at both retailers. In addition, SOFTBANK TELECOM Corp., a corporate sales force of the SOFTBANK Group, will provide products and services of the Company (under “EMOBILE” brand). Improvement of both services’ competitiveness is expected through the shared utilization of mobile communications networks, leading to the enhancement of the sales force and expansion of the customer base.

b)	Reduction of mobile device procurement costs

An increase of mobile device sales is expected by the abovementioned enhancement of sales, which will also lead to an increase of procurement units and joint procurement, providing the opportunity for procurement cost reduction through volume purchase.

c)	Sharing of backbone network

We will aim to reduce costs by sharing the Company’s backbone network for the mobile communications and ADSL services, and the SOFTBANK Group’s backbone network.

2.	Details of the Original Agreement and the Amendment Agreement

Details of the Original Agreement dated October 1, 2012 and the Amendment Agreement dated November 2, 2012, both between the Company and SOFTBANK, are set out in Attachment 1 “Share Exchange Agreement” (pages 17-23) and Attachment 2 “AMENDMENT AGREEMENT TO SHARE EXCHANGE AGREEMENT” (pages 24-27).

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3.	Matters Concerning the Appropriateness of the Consideration for Share Exchange

(1)	Details of allotment upon share exchange

Company Name	SOFTBANK CORP. (the sole parent company of the Company)	eAccess Ltd. (a wholly-owned subsidiary of SOFTBANK)
Details of allotment upon the Share Exchange	1	20.09
Total number of shares to be delivered upon the Share Exchange		69,615,466 (scheduled)

Note 1: Share allotment ratio

Upon the Share Exchange, SOFTBANK will deliver to each shareholder of the Company (other than SOFTBANK) who is recorded in the shareholder registry as of the point in time immediately preceding the acquisition of all of the issued shares of the Company by SOFTBANK through the Share Exchange, the number of SOFTBANK common shares calculated by multiplying the total number of the Company common shares held by the relevant shareholder, by the Exchange Ratio (as defined below), in place of the Company common shares held by the relevant shareholder; provided, however, that (i) with regard to the shareholders who exercised appraisal rights attached to the Company shares held by such shareholders pursuant to Article 785 of the Companies Law, SOFTBANK common shares will be delivered to the Company in place of such shareholders and (ii) if the number of SOFTBANK common shares that shall be delivered to each shareholder of the Company includes any fraction less than one (1) share, SOFTBANK shall pay to such shareholder money calculated in accordance with Article 234 of the Companies Law, with any fraction less than one (1) yen being rounded up to the nearest yen.

The “Exchange Ratio” shall mean 20.09, which is the ratio obtained by dividing 52,000 yen (that is considered as the appraisal value of the common stock of the Company) by 2,589 yen (that is the average of the closing price of regular trading of the common stock of SOFTBANK on the Tokyo Stock Exchange during the period from October 17, 2012 (inclusive) to November 2, 2012 (inclusive), with any fraction less than one (1) yen being rounded up to the nearest yen) (rounded up to two decimal places).

Note 2: Total number of SOFTBANK shares to be delivered upon the Share Exchange (scheduled)

Basically, SOFTBANK will newly issue its common shares to be delivered upon the Share Exchange. However, SOFTBANK may deliver a part of the treasury shares held by it at that time. The total number of SOFTBANK common shares to be delivered upon the Share Exchange may be changed due to the exercise of stock acquisition rights (including those attached to bonds with stock acquisition rights) of the Company by holders of such rights and other reasons. As such it has not been fixed at this moment.

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Note 3: Handling of shares less than one unit

Though the shareholders who are allotted less than 100 shares (equivalent to one (1) unit of SOFTBANK shares) of SOFTBANK common stock upon the Share Exchange can not sell such shares on the Tokyo Stock Exchange, they can utilize the purchase program of shares less than one (1) unit of SOFTBANK shares if they want.

Purchase program of shares less than one (1) unit of SOFTBANK shares (Sale of shares less than one (1) unit of SOFTBANK shares)

A shareholder who holds shares less than one (1) unit of SOFTBANK shares may demand that SOFTBANK purchase those shares in accordance with Article 192 of the Companies Law.

Note 4: Treatment of a fraction of less than one share

If the number of SOFTBANK common shares that shall be delivered to a shareholder of the Company (other than SOFTBANK) includes any fraction less than one (1) share, SOFTBANK shall pay money in the amount equivalent to such fraction of share, with any fraction less than one (1) yen being rounded up to the nearest yen, to such shareholder pursuant to Article 234 of the Companies Law.

(2)	Grounds for calculation of the exchange ratio in share exchange

a)	Basis of calculation

The Exchange Ratio is described in (1) above.

The Company believes that, after the Share Exchange, the business alliance with SOFTBANK MOBILE, a consolidated subsidiary of SOFTBANK, will allow us to secure steady revenue from enhanced sale force utilizing 900 MHz and 2.1 GHz network held by SOFTBANK MOBILE and provision of the Company’s 1.7 GHz FDD-LTE network to SOFTBANK MOBILE, providing further improvement of the Company’s enterprise value for the Company shareholders. With the Stock Exchange, the share of the Company will be delisted, however the Company shareholders will receive SOFTBANK shares in place of the Company shares which will include the enterprise value considering the effect of the business alliance, therefore the Company shareholders will be able to maintain their investment including the business alliance.

SOFTBANK believes that the business alliance between SOFTBANK MOBILE, a consolidated subsidiary of SOFTBANK, and the Company creates synergies such as the expansion of customer base through utilization of mobile communications network held by the Company, effective operation of base stations and enhancement of sales force, as well as cost reduction in the procurement of mobile terminals and backbone network sharing.

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The closing price of the common stock of the Company is 15,070 yen as of September 28, 2012, and 45,500 yen as of November 2, 2012. The Company and SOFTBANK determined the appraisal value of the common stock of the Company through mutual consultation, taking into comprehensive consideration the above-mentioned share prices of the Company, as well as (i) the mobile communications network held by the Company, (ii) the customer base held by the Company, and (iii) synergies that are expected to be generated together with SOFTBANK MOBILE.

The number of cumulative subscribers for the mobile service of the Company reached at 4.2 million as of the end of August 2012. The number of cumulative subscribers for the mobile service of SOFTBANK MOBILE reached at 30.14 million as of the end of August 2012.

To ensure the fairness and appropriateness upon calculation of the Exchange Ratio, the Company and SOFTBANK decided to separately engage independent financial advisors to the financial analysis on the share exchange ratio before execution of the Amendment Agreement. The Company appointed Goldman Sachs Japan Co., Ltd. (“Goldman Sachs”), and SOFTBANK appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) and PLUTUS CONSULTING Co., Ltd. (“PLUTUS Consulting”). The outline of the financial analysis conducted by these financial advisors with regard to the Exchange Ratio is described in Attachment 3 “The Overview of the Financial Analyses Regarding the Stock Exchange Ratio by the Respective Financial Advisors” (pages 28-33).

b)	Background to calculation

Each of the Company and SOFTBANK has taken into comprehensive consideration various factors including the financial condition, assets, future prospects of its business and performance of each party, while the Company refers to the financial analysis on the Exchange Ratio made by Goldman Sachs as of November 2, 2012, and SOFTBANK refers to the financial analysis on the Exchange Ratio made by Mizuho Securities and PLUTUS Consulting as of November 2, 2012. Both parties then carefully deliberated and negotiated on the Exchange Ratio. On November 2, 2012, the Company and SOFTBANK finally came to the conclusion that the Exchange Ratio described in (1) above is appropriate, and agreed upon the Exchange Ratio.

c)	Relationship with calculation agents

Certain affiliates of Goldman Sachs hold an aggregate of 1,057,168 shares of the Company stock (equivalent to approximately 30.5 percent of the issued and outstanding shares of the Company), one officer of Goldman Sachs is a member of the Company board of directors, and one officer of Goldman Sachs or its affiliates is a member of the SOFTBANK board of directors. Goldman Sachs also established the Chinese Walls designed to cause its financial advisory team to act independently from the Goldman Sachs affiliates holding the Company shares. Both Mizuho Securities and PLUTUS Consulting as financial advisors of SOFTBANK, who are independent from SOFTBANK, do not fall under the concerned parties of SOFTBANK, and do not have any special interest which should be noted in regard to the Share Exchange.

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d)	Measures to ensure fairness

The Company obtained from Goldman Sachs an opinion dated November 2, 2012, stating that, based on certain conditions, the agreed Exchange Ratio is fair for the Company shareholders (other than SOFTBANK and its affiliates) from a financial perspective (so called “fairness opinion”). The Company also obtained from UBS Securities Japan Co., Ltd. an opinion stating that, based on certain conditions, the agreed Exchange Ratio is appropriate or fair for the Company shareholders (other than SOFTBANK and its affiliates) from a financial perspective (so called “fairness opinion”). SOFTBANK obtained from Mizuho Securities an opinion dated November 2, 2012, stating that, based on certain conditions, the agreed Exchange Ratio is appropriate for SOFTBANK from a financial perspective (so called “fairness opinion”).

The Company appointed Anderson Mori & Tomotsune and Nagashima Ohno & Tsunematsu as its legal advisors, and SOFTBANK appointed Mori Hamada & Matsumoto as its legal advisor. Both parties obtained legal advice from their respective legal advisors with regard to appropriate procedures of the Share Exchange and the method and process for their decision making.

e)	Measures to avoid conflicts of interest

As of October 1, 2012, when it was resolved to conduct the Share Exchange, and November 2, 2012, when it was resolved to execute the Amendment Agreement, the Company and SOFTBANK do not have any personnel relationship such as dispatch of directors to each other. Therefore, as no conflict of interest arises between the Company and SOFTBANK, both parties have not taken any measures to avoid potential conflicts of interest.

Among directors of the Company, Mr. Sachio Semmoto and Mr. Eric Gan did not participate in the discussion or vote at the meeting of the board of directors of the Company, since there are concerns that they have special interests in the execution of the Original Agreement in view of the relationship with the Company’s general shareholders.

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(3)	Reasons why SOFTBANK common shares were chosen as the consideration for the share exchange

The Company has chosen SOFTBANK common shares as the consideration for the Share Exchange, taking into consideration the facts that SOFTBANK common shares, which are listed on the First Section of the Tokyo Stock Exchange and have a good amount of liquidity, provide trading opportunities, and that shareholders who hold the Company shares can enjoy the benefits from the synergies generated by the Share Exchange by receiving shares of SOFTBANK, which will become the sole parent company of the Company.

(4)	Matters concerning the appropriateness of the amount of SOFTBANK’s paid-in capital and reserve

SOFTBANK will determine the amount of its paid-in capital and reserve to be increased as a result of the Share Exchange in an appropriate manner in accordance with Article 39 of the Ordinance on Accounting of Companies.

(5)	If the Company and SOFTBANK are jointly controlled, matters to note so as not to harm the interests of the Company shareholders

Not applicable, as the Company and SOFTBANK are not jointly controlled.

4.	Matters of reference to the consideration for exchange

(1)	Articles of incorporation of the wholly owning parent company through share exchange

As attached in Separate Volume 1 “SOFTBANK CORP. Articles of Incorporation” (page 1-9)

(2)	Matters related to the conversion method of the consideration for exchange

(i)	Market in which the consideration for exchange is traded

The shares of SOFTBANK are traded in the First Section of the Tokyo Stock Exchange.

(ii)	Those who act as an intermediary, agency or agent for the transaction of the consideration for exchange

The shares of SOFTBANK can be traded through general securities companies in Japan.

(iii)	Restrictions on the transfer or other disposition of the consideration for exchange

Not applicable

(3)	Matters related to the market price of the consideration for exchange

The following table shows the highest and the lowest share prices of the shares of SOFTBANK during six months immediately preceding the date of the execution of the Amendment Agreement (November 2, 2012) at the Tokyo Stock Exchange (First Section).

Month	May	June	July	August	September	October
Highest (JPY)	2,450	2,995	3,110	3,260	3,335	3,250
Lowest (JPY)	2,249	2,412	2,810	3,085	3,045	2,200

The market price of the shares of SOFTBANK is published under the share price information disclosed by the Tokyo Stock Exchange at the following website.

http://www.tse.or.jp/english/

(4)	SOFTBANK’s balance sheet for each fiscal year which has ended in the past five years (excluding the most recent fiscal year)

SOFTBANK submits annual securities reports for each fiscal year pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

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5.	Matters concerning the appropriateness of the conditions of stock acquisition rights related to Share Exchange

Cash will be delivered in exchange for Stock acquisition rights issued by the Company, and no allotment of stock acquisition rights will be made in place of stock acquisition rights upon the Share Exchange.

6.	Matters related to financial statements, etc.

(1)	SOFTBANK’s financial statements, etc. for the most recent fiscal year

As attached in Separate Volume 1 “SOFTBANK CORP. Financial Statements, etc.” (page 10-73)

(2)	SOFTBANK’s temporary financial statements, etc. for the period whose temporary account closing day falls after the last day of the most recent fiscal year, if any

SOFTBANK’s temporary financial statements, etc. for the period whose temporary account closing day falls after the last day of the most recent fiscal year (From April 1, 2011 to March 31, 2012) are attached in Separate Volume 2 “SOFTBANK CORP. Temporary Financial Statements”

(3)	Disposal of important properties of SOFTBANK after end of last business year, assumption of material obligations, and other events that have huge impact upon corporate properties

(i)	Issue of the 39th unsecured straight corporate bond and the 40th unsecured straight corporate bond

On September 7, 2012, SOFTBANK determined the following terms and conditions for the issuance of its 39th unsecured straight corporate bond with inter-bond pari passu clause (also known as the “Fukuoka Softbank HAWKS Bond”) and 40th unsecured straight corporate bond with inter-bond pari passu clause. These bonds were issued in accordance with such terms and conditions.

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	The 39th unsecured straight corporate bond	The 40th unsecured straight corporate bond
1. Total amount of issue	JPY 100 billion	JPY 10 billion

2. Denomination per bond	JPY 1 million	JPY 100 million

3. Coupon rate	0.74% per annum	0.732% per annum

4. Issue price	100% of the principal amount

5. Redemption price	100% of the principal amount

6. Term	5 years

7. Maturity date	September 22, 2017	September 14, 2017

8. Redemption	The bonds will be redeemed in full upon maturity. The bonds may also be repurchased and redeemed at any time commencing from the first day following the closing date, subject to requirements of the book-entry transfer institution.

9. Coupon payment dates	March 24 and September 24 of each year	March 14 and September 14 of each year

10. Offering period	September 10, 2012 to September 21, 2012	September 7, 2012

11. Closing date	September 24, 2012	September 14, 2012

12. Method of offering	Offering to the general public in Japan

13. Market	Mainly retail investors	Institutional investors

14. Collateral	No collateral or guarantee is pledged and no assets are specifically reserved to secure these bonds.

15. Covenants	Negative pledge clause and clause for transformation from unsecured to secured status	Negative pledge clause

16. Underwriters

Mizuho Securities Co., Ltd.

Daiwa Securities Co., Ltd.

Nomura Securities Co., Ltd.

SMBC Nikko Securities Inc.

Mitsubishi UFJ Morgan Stanley
Securities Co., Ltd.

SBI SECURITIES Co., Ltd.

IwaiCosmo Securities Co., Ltd.

Okasan Securities Co., Ltd.

Tokai Tokyo Securities Co., Ltd.

Mizuho Securities Co., Ltd. Nomura Securities Co., Ltd. Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. Citigroup Global Markets Japan, Inc.

17. Trustee	Aozora Bank, Ltd.	—

18. Fiscal agent	—	Mizuho Corporate Bank, Ltd.

19. Book-entry transfer institution	Japan Securities Depository Center, Inc.

20. Rating	A (Japan Credit Rating Agency, Ltd.)

21. Use of proceeds	Redemption of bonds and repayment of borrowings	Repayment of borrowings

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(ii)	Dividends from SOFTBANK TELECOM

On September 25, 2012, SOFTBANK TELECOM Corp. (“SOFTBANK TELECOM”), a consolidated subsidiary of SOFTBANK, decided its dividend of surplus and paid the dividend on September 26, 2012 (total amount of dividend: JPY 72,492 million).

SOFTBANK TELECOM is a wholly-owned subsidiary of SOFTBANK. SOFTBANK directly holds 81.7% of the outstanding shares of SOFTBANK TELECOM, and 18.3% of the outstanding shares are held by SBBM Corporation, which is also a wholly-owned subsidiary of SOFTBANK.

According to the number of directly owned shares, SOFTBANK expects to record JPY 59,203 million in dividends received as non-operating income on a stand-alone basis, for the fiscal year ending March 2013.

On a consolidated basis, dividends received from a consolidated subsidiary will be eliminated as inter-company transaction.

(iii)	Execution of the Agreement by the Company and SOFTBANK

SOFTBANK’s board of directors determined the Share Exchange, at the meeting of board of directors held on September 27, 2012, whereby SOFTBANK would become the sole parent company of the Company and the Company would become the wholly-owned subsidiary of SOFTBANK, and SOFTBANK executed the Original Agreement with the Company on October 1, 2012. In addition, the Company and SOFTBANK MOBILE, a consolidated subsidiary of SOFTBANK, reached a framework agreement on business alliance on October 1, 2012.

SOFTBANK determined to amend the Original Agreement pursuant to the resolution of the board of directors dated November 2, 2012, and executed the Amendment Agreement with the Company on November 2, 2012.

The terms and conditions of the Original Agreement and the Amendment Agreement are attached as Attachment 1 “Share Exchange Agreement” (page 17-23) and Attachment 2 “AMENDMENT AGREEMENT TO SHARE EXCHANGE AGREEMENT” (page 24-27).

(iv)	Strategic Acquisition of Sprint Nextel Corporation by SOFTBANK

As of October 15, 2012, SOFTBANK entered into with Sprint Nextel Corporation, a U.S. company, (“Sprint”) a series of definitive agreements under which SOFTBANK will invest in Sprint approximately USD 20.1 billion, consisting of approximately USD 12.1 billion to be paid to Sprint’s shareholders and USD 8.0 billion to be used, amongst other purposes, to strengthen Sprint’s balance sheet (the “Transaction”).

The Transaction, which has been approved by the Board of Directors of each SOFTBANK and Sprint, is subject to approval at a meeting of the Sprint’s shareholders, approval under the antitrust law, approval by the Federal Communications Commission (FCC) and by other supervisory authorities and is conditional upon the satisfaction (or waiver) of other conditions precedent, including accuracy of representations and warranties.

The companies expect that the Transaction will be completed in midyear 2013. As a result of the Transaction, SOFTBANK will own approximately 70% shares (*) in New Sprint (as defined below), which will own 100% of the shares in Sprint.

(*)	Those shares are calculated on a fully-diluted basis, on the condition that stock options of which exercise price exceeds USD 7.30 per share, which is the amount of consideration for mergers as referred to in A.(b) below, will not be exercised.

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A.	Method and Procedure for Transaction

(a)	Establishment of Subsidiaries

SOFTBANK has established a new U.S. holding company named Starburst I, Inc., (“HoldCo”) as its subsidiary, and two further subsidiaries in the U.S., namely Starburst II, Inc. (“New Sprint”), as HoldCo’s subsidiary, and Starburst III, Inc. (“Merger Sub”), as New Sprint’s subsidiary.

On October 22, 2012 (EST), SOFTBANK has, via New Sprint, subscribed USD 3.1 billion of convertible bonds newly issued by Sprint (the “Bond”). The Bond has the coupon rate of 1.0% with a seven-year maturity. If the merger agreement on the Transaction is terminated before the completion of the merger as set forth in (b) below, the Bond can, subject to approval of supervisory authorities in the U.S., be converted into Sprint’s common shares at the price of USD 5.25 per share (16.4% of Sprint’s common shares after the conversion (i.e., the ratio of the number of common shares to the number of outstanding shares minus that of treasury shares and cancelled shares), subject to general clauses on adjustment), or if the merger as set forth in (b) below successfully takes place, the Bond will be converted into Sprint’s common shares at the same conversion price as set forth above.

(b)	Merger

Following the receipt of approval by Sprint’s shareholders and supervisory authorities in the U.S. and the satisfaction (or waiver) of other conditions precedent, SOFTBANK will, via HoldCo, additionally invest approximately USD 17.0 billion in New Sprint. In addition, SOFTBANK will merge Merger Sub into Sprint, and approximately USD 12.1 billion will be paid to Sprint’s shareholders as consideration for such merger, which will result in the following events:

(A)	Sprint will become a wholly-owned subsidiary of New Sprint.

(B)	Sprint’s existing shareholders will, in aggregate, receive approximately 30% of the shares in New Sprint (on a fully-diluted basis) and approximately USD 12.1 billion in cash, as consideration for such merger.

(C)	Each of Sprint’s existing shareholders will be entitled to receive either (i) USD 7.30 in cash or (ii) one share in New Sprint, per Sprint’s share that such shareholder holds. However, an adjustment may be made on a prorate basis to the amount of cash or the number of shares to be distributed among Sprint’s existing shareholders, if the total amount of cash or the total number of New Sprint’s shares, which have been selected as consideration, exceeds the upper limit as set forth above (in which case, each of Sprint’s existing shareholders will, as consideration, receive combinations of cash and New Sprint shares).

(D)	Holders of Sprint’s stock options will receive stock options in New Sprint.

(E)	The Bond will be converted into Sprint shares, of which value will (together with SOFTBANK’s additional investment) be reflected in approximately 70% of New Sprint’s shares (on a fully-diluted basis), which is supposed to be held by HoldCo after the completion of the merger.

(F)	New Sprint will, gratis for five years, allot HoldCo a right to acquire approximately 55 million shares in New Sprint at the price of USD 5.25 per share.

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(G)	New Sprint, which is scheduled to succeed Sprint, will be listed at the New York Stock Exchange (NYSE), and accordingly will become a publicly traded company in the U.S.

Other key terms for the Transaction include the following:

(H)	SOFTBANK must pay Sprint a penalty of USD 600 million, if the merger fails to complete as result of SOFTBANK’s inability to procure sufficient funds.

(I)	Sprint must pay SOFTBANK a penalty of USD 600 million, if the merger fails to complete as a result of Sprint’s adoption of a proposal offered by other company on further favorable terms; and

(J)	Sprint must bear up to USD 75 million out of the total amount of expenses that have been borne by SOFTBANK, if the Transaction fails to be approved by Sprint’s shareholders at Sprint’s shareholder meeting.

B.	Post Transaction (on Fully-Diluted Basis)

The following events are scheduled after the completion of the Transaction:

(a)	SOFTBANK will, via HoldCo, own approximately 70% of New Sprint shares (on a fully-diluted basis), and Sprint’s existing shareholders will own approximately 30% of New Sprint shares (on a fully-diluted basis).

(b)	New Sprint will retain USD 4.9 billion out of USD 17.0 billion additionally invested by SOFTBANK. In consequence, the total of USD 8.0 billion, including USD 3.1 billion as proceeds from issuance of the Bond, will contribute to the strengthening of New Sprint’s balance sheet.

(c)	Dan Hesse, Sprint’s current CEO, will assume the office of CEO of New Sprint.

(d)	New Sprint’s Board of Directors will consist of ten directors, including three current directors and the current CEO of Sprint.

(e)	Sprint’s headquarter will continue to be located in Overland Park, Kansas.

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C.	Procurement of Funds

The funds for the Transaction will be procured from cash held by SOFTBANK at hand and will be arranged by Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Deutsche Bank AG, Tokyo Branch and be appropriated by use of a new bridge loan which has been underwritten by agreement.

D.	Outline of Sprint

(i)	Name	Sprint Nextel Corporation

(ii)	Address	6200 Sprint Parkway, Overland Park, Kansas

(iii)	Name and Title of Representative	Daniel R. Hesse, Chief Executive Officer and President

(iv)	Business description	Telecommunications

(v)	Paid-in Capital	USD 46,716 million (as of December 31, 2011)

(vi)	Date of Establishment	November 15, 1938

(4)	Disposal of important properties of the Company after end of last business year, assumption of material obligations, and other events that have huge impact upon corporate properties

(i)	Acquisition and Cancellation of Treasury Shares (Preferred Shares)

At the meeting of the board of directors held on June 22, 2012, the Company resolved in accordance with Article 178 of the Companies Law that, as of July 2, 2012, the Company would cancel all of the 1st Series Preferred Shares in the Company, which had been scheduled to be acquired by the Company as of July 2, 2012 in response to the request for acquisition made by the shareholders of the 1st Series Preferred Shares. As a result, the Company acquired and cancelled all of the 1st Series Preferred Shares as of the above-mentioned date.

A. Purchase Price:	JPY 111 million per share

The above-mentioned price was calculated by adding JPY 11 million calculated at the rate of 3.0% per annum (compounded for each business year) for the period from the payment date (including the same day) to a day preceding the date of purchase (including the same day) to JPY 100 million, as the amount equivalent to the issuance price.

B. Total Amount of Purchase Price:	JPY 2,774 million

C. Series of Shares to be Purchased and Cancelled:	1st Series Preferred Shares

D. Number of Shares to be Purchased and Cancelled:	25 shares

E. Method for Cancellation:	By deducting from the amount of the other earned surplus

15

(ii)	Borrowing of Funds

•

On September 25, 2012, the Company has, with five banks dealing with the Company, entered into the commitment line agreement amounting to JPY 6,300 million, for the purpose of ensuring funds for the Company’s business.

•

On July 19, 2012, for the purpose of purchasing mobile terminals for the telecommunications business, the Company has, with eight leasing companies, entered into the basic agreements on purchase of terminals in installments amounting to JPY 11,000 million, and has already used JPY 4,648 million.

•

On October 10, 2012, the Company has, with one bank dealing with the Company, entered into the agreement on the term loan to be disbursed on a staggered basis amounting to JPY 7,318 million, for the purpose of purchasing facilities related to mobile networks, and has already used JPY 5,520 million of loans.

END

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Attachment 1

Share Exchange Agreement

This Share Exchange Agreement (hereinafter, this “Agreement”) is made and entered into by and between SOFTBANK CORP. (hereinafter, “SoftBank”) and eAccess Ltd. (hereinafter, “eAccess”) as of October 1, 2012 (hereinafter, the “Execution Date”), with respect to a transaction through which SoftBank shall acquire 100% ownership of eAccess for the purpose of management integration (hereinafter, the “Transaction”), as follows:

Article 1 (Transaction)

1.	The Transaction shall be performed through a share exchange (hereinafter, the “Share Exchange”), upon which SoftBank (its trade name and address shall be as set out at the end of this Agreement) shall become the sole parent company and eAccess (its trade name and address shall be as set out at the end of this Agreement) shall become the wholly owned subsidiary, and the shares of common stock of eAccess shall be exchanged for shares of the common stock in SoftBank. The exchange rate shall be 16.74 (hereinafter, the “Exchange Rate”), which is obtained by dividing JPY 52,000 per share, being the evaluation of a share of common stock of eAccess, by JPY 3,108 per share (hereinafter, the “Benchmark Price”), which is the average of the closing prices of the shares of common stock of SoftBank in the regular transactions on Tokyo Stock Exchange, Inc. for three (3) months up to the day immediately preceding the Execution Date (any fraction of such average less than one yen shall be rounded up); provided, however, that if the average of the closing prices of the shares of common stock of SoftBank in the regular transactions on Tokyo Stock Exchange, Inc. for ten (10) trading days after (and not inclusive) the Execution Date (any fraction of such average less than one yen shall be rounded up; hereinafter, the “Post-Announcement Benchmark Price”) is less than 85% of the Benchmark Price, the Exchange Rate shall be reset to the rate obtained by dividing JPY 52,000 by the Post-Announcement Benchmark Price (rounded up to the first decimal place). Through the Share Exchange, SoftBank shall acquire all of the issued shares in eAccess (except for the shares in eAccess already owned by SoftBank).

2.	The effective date of the Share Exchange (hereinafter, the “Effective Date”) shall be February 28, 2013; provided, however, that if there is any unavoidable reason according to the progress of the procedures for the Share Exchange, the parties hereto may change the Effective Date upon their mutual written agreement after discussion between them.

3.	Upon the Share Exchange, SoftBank shall deliver, to any shareholder of eAccess (except for SoftBank) immediately prior to SoftBank acquiring all of the issued shares of eAccess through the Share Exchange, such number of shares of common stock of SoftBank as is equal to the number of his/her shares of common stock of eAccess multiplied by the Exchange Rate, in exchange for his/her shares of common stock of eAccess; provided, however, that with respect to any shareholder of eAccess who has demanded that his/her shares be purchased pursuant to Article 785 of the Companies Act, the shares of common stock of SoftBank shall be delivered to eAccess in place of such shareholder, and if there is any fraction less than one share in the number of the shares of common stock of SoftBank to be allocated to each shareholder of eAccess upon the Share Exchange, SoftBank shall deliver cash (any fraction less than one yen shall be rounded up) to such shareholder pursuant to Article 234 of the Companies Act.

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4.	Increases in the amounts of stated capital and reserve of SoftBank upon the Share Exchange shall be determined by SoftBank in an appropriate manner in accordance with Article 39 of the Ordinance on Accounting of Companies.

5.	Upon the Share Exchange, SoftBank shall deliver, to any holder of share options issued by eAccess (except for share options which are attached to the Euro yen Convertible Bonds Due 2016, as provided for in Paragraph 6; the same shall apply hereinafter in this paragraph) which are unexercised and outstanding immediately prior to the Share Exchange becoming effective, the share options issued by SoftBank which will have the same economic value as the cash that would be paid if eAccess were to purchase such share options in cash at fair value immediately prior to the implementation of Share Exchange, in light of the Exchange Rate as provided for in Paragraph 1 above.

6.	If this Agreement is approved at a shareholders meeting of eAccess as provided for in Article 2, Paragraph 2, eAccess shall redeem before maturity all of the Euro yen Convertible Bonds Due 2016, which were issued by eAccess, pursuant to the conditions for issuance, on a day prior to the Effective Date, and SoftBank shall cooperate to raise funds for such early redemption.

7.	Each of SoftBank and eAccess shall take all steps necessary for the Share Exchange, including but not limited to, convocation of a shareholders meeting and making of necessary organizational decisions, as soon as possible after the Execution Date.

8.	After the Execution Date until the Effective Date, each of SoftBank and eAccess shall, and cause its subsidiaries to, execute their businesses and manage and operate their assets (including the management of working conditions and recruitment of the employees of eAccess) with due care of a prudent manager and in their ordinary course of business, and shall not engage in any transaction which substantially has the effect of transferring any business or asset between its group companies and third parties, any preparatory acts for such transaction or any other acts which would contradict or intervene with the Transaction. Unless otherwise provided for in this Agreement, after the Execution Date until the Effective Date, neither SoftBank nor eAccess shall conduct a stock split, reverse stock split, new share issue, stock option grant or other acts which would have an impact to the Exchange Rate, without a written consent of the other party. The provisions of this paragraph do not prevent SoftBank or eAccess from distributing a dividend of surplus to their respective shareholders to the extent that is consistent with their existing dividend policy.

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Article 2 (Procedural Cooperation)

1.	SoftBank recognizes that the Share Exchange satisfies the requirement provided for in the main text of Article 796, Paragraph 3 of the Companies Act, and that pursuant to the main text of Article 796, Paragraph 3 of the Companies Act, the Share Exchange will be performed without obtaining the approval of this Agreement by a resolution of its shareholders meeting as provided for in Article 795, Paragraph 1 of the Companies Act; PROVIDED, however, that if it becomes necessary to obtain an approval of this Agreement at a shareholders meeting of SoftBank pursuant to Article 796, Paragraph 4 of the Companies Act, SoftBank shall hold a shareholders meeting and seek for an approval of this Agreement at the shareholders meeting by the day immediately prior to the Effective Date, and SoftBank hereby represents and warrants that Mr. Masayoshi Son, Representative Director and President of SoftBank (including other shareholders of SoftBank that are substantially under his control) has promised that he will approve if it becomes necessary to obtain the approval of the Share Exchange at a shareholders meeting of SoftBank for a reason set forth in the proviso of this paragraph or any other reasons.

2.	eAccess shall hold an extraordinary shareholders meeting of eAccess in or around January 2013 and seek for an approval of this Agreement thereat; provided, however, that eAccess may change the schedule pursuant to Paragraph 3 below, and seek for an approval of this Agreement at its annual shareholders meeting.

3.	SoftBank and eAccess may amend the procedures provided for in the preceding two paragraphs (including the scheduled date of the extraordinary shareholders meeting of eAccess) upon a mutual agreement after discussion between them, if necessary according to the progress of the procedures for the Share Exchange.

4.	In addition to the procedures provided for in the preceding three paragraphs, SoftBank and eAccess shall, after mutual consultation, cooperate to timely perform other statutory procedures and measures in Japan and overseas as are necessary for performing the Transaction (including, but not limited to, the notification to the Japan Fair Trade Commission, any reports and notifications to the relevant authorities, and any notifications to and filings with financial instruments exchanges and overseas markets) as soon as possible after the Execution Date.

5.	If it is found that the Share Exchange is subject to the U.S. regulation on securities transactions (including the filing of Form F-4 or Form CB), the parties hereto shall promptly notify to each other and perform procedures and measures required to itself, and cooperate to perform procedures and measures required to the other party, and upon request from SoftBank, the Final Deadline (as defined in Article 5, Paragraph 2) may be postponed to March 31, 2014.

6.	The implementation of the Share Exchange shall be subject to the conditions that (i) the approval has been obtained at a shareholders meeting of eAccess as provided for in Paragraph 2 above, (ii) if an approval of a shareholders meeting of SoftBank is required pursuant to the proviso of Paragraph 1 above, such approval has been obtained, (iii) the notification procedure under the Antimonopoly Act in Japan has been completed (including no receipt of a prior notice of a cease and desist order or a petition for urgent temporary suspension order under the Antimonopoly Act from the Japan Fair Trade Commission and elapse of the waiting period under the same Act), and (iv) if any prior filing or other procedures is required under foreign competition laws, such procedures have been completed.

19

Article 3 (Business Operation, Management System and Treatment of Employees of eAccess)

1.	SoftBank shall ensure that for three (3) years after the Share Exchange is implemented, the Board of Directors of eAccess shall consist of three (3) directors designated by the Board of Directors of eAccess immediately prior to the implementation of Share Exchange (or if any such director retires, the replacement director shall be appointed by the Board of Directors of eAccess immediately prior to such retirement) and two (2) directors to be designated by SoftBank. If the Share Exchange becomes effective, SoftBank shall not initiate a derivative action or other proceedings for pursuing the liability of any present or former directors or corporate auditors of eAccess (limited to those who have not entered into contracts for limitation of their liability with eAccess) by reason of any facts that arise prior to the implementation of the Share Exchange.

2.	After the Share Exchange becomes effective, SoftBank shall cause eAccess to maintain the employment of the employees of eAccess at the time when the Share Exchange becomes effective (including a reasonable number of prospective employees of eAccess at such time), and, for three (3) years after the Share Exchange becomes effective (for non-regular employees, one (1) year), to maintain the same salary level and other conditions of employment for the employees of eAccess as those applicable at the time when this Agreement is executed.

3.	The present basic policies for the brand to be used for the business of eAccess and other business operations of eAccess shall be maintained, in principle, for the time being after the Share Exchange becomes effective, and if it is necessary to change such policies, SoftBank and eAccess shall determine any change to such policies upon mutual agreement after discussion between them.

Article 4 (Representations and Warranties)

1.	SoftBank hereby represents and warrants as follows:

(1)	It has duly obtained the approval of its Board of Directors to enter into this Agreement; and

(2)	SoftBank will on no point of time after the Execution Date and until the Effective Date be, an Investment Company as defined in the Investment Company Act of 1940, as amended.

2.	eAccess hereby represents and warrants that it has duly obtained the approval of its Board of Directors to enter into this Agreement.

20

Article 5 (Indemnity Clause)

1.	If either party breaches its obligations under this Agreement or its representations or warranties provided for in this Agreement, such party shall indemnify the other party for any damages, losses or expenses arising out of such breach (including reasonable attorneys’ fees; hereinafter, “Damage”) upon request from the other party.

2.	If the Share Exchange fails to become effective by September 30, 2013 (hereinafter, the “Final Deadline”; provided, however, if the Effective Date is changed to a day after the Final Deadline in accordance with proviso of Article 1, Paragraph 2, the Final Deadline shall refer to such Effective Date) due to either party’s breach of its obligations under this Agreement or its representations or warranties provided for in this Agreement, the breaching party shall pay a liquidated penalty of JPY 18 billion to the other party. In this event, the other party may not, other than the liquidated penalty payment, demand compensation, indemnity or other claims to the breaching party for any Damage or other burdens, by virtue of breach of obligations, warranty claims, tort liability, statutory liability or any other legal theories.

Article 6 (Termination)

1.	If any one of the following events occurs, either party may terminate this Agreement by giving a written notice to the other party:

(1)	If the other party breaches any of its obligations under this Agreement and such breach is not cured within thirty (30) days after cure is requested;

(2)	If the other party becomes insolvent or suspends payment;

(3)	If a petition is filed for commencement of a bankruptcy proceeding, civil rehabilitation proceeding, corporate reorganization proceeding, special liquidation or other similar statutory insolvency proceedings with respect to the other party (in the event of a third-party petition, only if such petition has a reasonable merit);

(4)	If any of the conditions for the implementation of the Share Exchange provided for in Article 2, Paragraph 6 fails to be fulfilled on or before the Final Deadline; or

(5)	If the Share Exchange fails to become effective by the Final Deadline.

2.	Termination of this Agreement pursuant to Paragraph 1 above shall not prevent a claim under Article 5.

Article 7 (Confidentiality)

Without a prior written consent of the other party, neither party shall disclose or divulge to third parties the existence or substance of this Agreement, the status and substance of negotiations for this Agreement, or other information obtained in the process of such negotiations (hereinafter, “Confidential Information”); provided, however, that such provision shall not apply if such disclosure is required under the laws or regulations or the rules of financial instruments exchanges, or if such disclosure is made to any officers or employees under the duty of confidentiality (including the officers and employees of SOFTBANK MOBILE Corp.), attorneys, certified public accountants, advisors, providers of funds if fundraising is being considered, or any third party if the disclosing party is required to disclose or report Confidential Information under the agreement with the third party.

21

Article 8 (External Announcement)

Upon making an external announcement of the Transaction or other contents of this Agreement (including those made under the laws and regulations or upon request from the public agencies,), the parties hereto shall make such announcement upon mutual agreement after discussing the contents, timing, manner and so on of such announcement. The announcement of the Transaction shall be made as soon as possible upon discussion between the both parties.

Article 9 (Burden of Expense)

Any and all expenses arising in connection with reviewing, preparing, negotiating, entering into and performing this Agreement and other transactions provided for in this Agreement shall be borne by the parties hereto respectively.

Article 10 (No Assignment of Rights, Etc. under This Agreement)

Without a prior written consent of the other party, neither party shall transfer or dispose of or assign to any third party any rights, obligations or contractual status under this Agreement.

Article 11 (Consultation in Good Faith)

The parties hereto shall strive to settle any doubts arising in connection with the interpretation of this Agreement or any matter not stipulated in this Agreement, through mutual consultation in accordance with the good-faith principle.

Article 12 (Governing Law; Exclusive Jurisdiction)

The parties hereby agree that this Agreement shall be governed by the laws of Japan, and that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction over any and all disputes arising in connection with this Agreement.

[Intentionally left blank]

22

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate by affixing their respective signatures or names and seals hereto, and shall each retain one (1) executed copy hereof.

October 1, 2012

SoftBank: 9-1, Higashi-Shimbashi 1-chome, Minato-ku, Tokyo SOFTBANK CORP. Masayoshi Son, Representative Director & President

eAccess: 10-1, Toranomon 2-chome, Minato-ku, Tokyo eAccess Ltd. Sachio Semmoto, Representative Director & Chairman

23

Attachment 2

AMENDMENT AGREEMENT TO SHARE EXCHANGE AGREEMENT

SOFTBANK CORP. (hereinafter, “SoftBank”) and eAccess Ltd. (hereinafter, “eAccess”) agree to amend the Share Exchange Agreement (hereinafter, the “Original Agreement”) dated October 1, 2012, and enter into this Amendment Agreement to Share Exchange Agreement (hereinafter, this “Amendment Agreement”) on November 2, 2012 (hereinafter, the “Execution Date”) as follows.

Article 1 Amendment to the Original Agreement

SoftBank and eAccess agree to amend the following provisions of the Original Agreement as follows as of the Execution Date. The underlined indicate changes.

(1)	Article 1, Paragraph 1, Second sentence

Before change:	The exchange rate shall be 16.74 (hereinafter, the “Exchange Rate”), which is obtained by dividing JPY 52,000 per share, being the evaluation of a share of common stock of eAccess, by JPY 3,108 per share (hereinafter, the “Benchmark Price”), which is the average of the closing prices of the shares of common stock of SoftBank in the regular transactions on Tokyo Stock Exchange, Inc. for three (3) months up to the day immediately preceding the Execution Date (any fraction of such average less than one yen shall be rounded up);

After Change:	The exchange rate shall be 20.09 (hereinafter, the “Exchange Rate”), which is the number (rounded up to the first decimal place) obtained by dividing JPY 52,000 per share, being the evaluation of a share of common stock of eAccess, by JPY 2,589 per share (hereinafter, the “Benchmark Price”), which is the average of the closing prices of the shares of common stock of SoftBank in the regular transactions on Tokyo Stock Exchange, Inc. for the period from October 17, 2012 (inclusive) to November 2, 2012 (inclusive) (any fraction of such average less than one yen shall be rounded up);

(2)	Article 1, Paragraph 1, Third sentence

Before change:	provided, however, that if the average of the closing prices of the shares of common stock of SoftBank in the regular transactions on Tokyo Stock Exchange, Inc. for ten (10) trading days after (and not inclusive) the Execution Date (any fraction of such average less than one yen shall be rounded up; hereinafter, the “Post-Announcement Benchmark Price”) is less than 85% of the Benchmark Price, the Exchange Rate shall be reset to the rate obtained by dividing JPY 52,000 by the Post-Announcement Benchmark Price (rounded up to the first decimal place).

After Change:	Deleted.

24

(3)	Article 1, Paragraph 2, First sentence

Before change:	The effective date of the Share Exchange (hereinafter, the “Effective Date”) shall be February 28, 2013;

After Change:	The effective date of the Share Exchange (hereinafter, the “Effective Date”) shall be January 1, 2013;

(4)	Article 1, Paragraph 5

Before change:	Upon the Share Exchange, SoftBank shall deliver, to any holder of share options issued by eAccess (except for share options which are attached to the Euro yen Convertible Bonds Due 2016, as provided for in Paragraph 6; the same shall apply hereinafter in this paragraph) which are unexercised and outstanding immediately prior to the Share Exchange becoming effective, the share options issued by SoftBank which will have the same economic value as the cash that would be paid if eAccess were to purchase such share options in cash at fair value immediately prior to the implementation of the Share Exchange, in light of the Exchange Rate as provided for in Paragraph 1 above.

After change:	If the approval of this Agreement is obtained at the shareholders meeting of eAccess as provided for in Article 2, Paragraph 2, eAccess shall, by the day immediately prior to the Effective Date, acquire and cancel, or otherwise extinguish, upon agreement with the holder of share options issued by eAccess (except for share options which are attached to the Euro yen Convertible Bonds Due 2016, as provided for in Paragraph 6; the same shall apply hereinafter in this paragraph) which are unexercised and outstanding at that time, all of such share options in the amount (hereinafter, the “Purchase Price”) equal to the product of the amount obtained by subtracting the amount per share of common stock of eAccess payable upon the exercise of such stock options from JPY 52,000 (or, if such amount is less than zero, JPY 0) and the number of shares of common stock of eAccess to be issued upon the exercise of such share options, and shall take all of the procedures necessary therefor under the laws and regulations. If, after the Share Exchange becomes effective, there are share options of eAccess unexercised and outstanding at that time, eAccess shall acquire at the Purchase Price and cancel such share options upon agreement with the holder of such share options or in accordance with the provisions of Article 236, Paragraph 1, Item 7 of the Companies Act concerning such share options.

25

(5)	Article 2, Paragraph 2, First Sentence

Before change:	eAccess shall hold an extraordinary shareholders meeting of eAccess in or around January 2013 and seek for an approval of this Agreement thereat;

After change:	eAccess shall hold an extraordinary shareholders meeting of eAccess on December 7, 2012 and seek for an approval of this Agreement thereat;

Article 2 Effect of Original Agreement

SoftBank and eAccess confirm that the Original Agreement remains effective except for the matters amended in this Amendment Agreement.

Article 3 Governing Law

This Amendment Agreement is governed by, and is to be construed in accordance with, the laws of Japan.

Article 4 Exclusive Jurisdiction

SoftBank and eAccess agree that the Tokyo District Court shall be the court of first instance having exclusive jurisdiction over any and all disputes arising in connection with this Amendment Agreement.

[Intentionally left blank]

26

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement in duplicate by affixing their respective signatures or names and seals hereto, and shall each retain one (1) executed copy hereof.

November 2, 2012

SoftBank:

9-1, Higashi-Shimbashi 1-chome, Minato-ku, Tokyo

SOFTBANK CORP.

Masayoshi Son, Representative Director & President

eAccess:

10-1, Toranomon 2-chome, Minato-ku, Tokyo

eAccess Ltd.

Sachio Semmoto, Representative Director & Chairman

27

Attachment 3

The Overview of the Financial Analyses

Regarding the Stock Exchange Ratio by the Respective Financial Advisors

1. The Overview of the Financial Analyses by Financial Advisor of eAccess

Goldman Sachs, as part of the process of preparing its written opinion referred to in Item 3(2)(iv) (Measures to Ensure Fairness), performed a historical stock price analysis, comparable companies analysis, and discounted cash flow (“DCF”) analyses, which DCF analyses were based upon publicly available information and financial projections for eAccess prepared by eAccess’ management, as approved for Goldman Sachs’ use by eAccess, and a range of perpetuity growth rates or multiples. The results of the respective analyses are shown below. The below ranges of the stock exchange ratio are for a number of shares of common stock of SoftBank (“SoftBank Shares”) to be issued in exchange for one share of eAccess common stock (“eAccess Share”). In performing the stock price analysis, because the share price of eAccess is considered to have appreciated in a manner that substantially incorporates the occurrence of the Transaction due to the news report on October 1, 2012, about the Transaction, Goldman Sachs used September 28, 2012 (the business day immediately prior to the business day which was affected by the news report) as the base date, and reviewed the high and low closing market prices of eAccess during the 52-week period ending on the base date as a basis for the analysis. No fiscal year in the financial projections for eAccess used in the DCF analyses assumes any significant increase or decrease in profits. No company used in the comparable companies analysis as a comparison is directly comparable to eAccess.

Goldman Sachs provided its advisory services and the opinion for the information and assistance of the Board of Directors of eAccess in connection with its consideration of the transaction contemplated by the Amended Agreement (the “Transaction”) and such opinion does not constitute a recommendation as to how any holder of eAccess Shares should vote with respect to the Transaction or any other matter. Goldman Sachs did not recommend any specific stock exchange ratio to eAccess or its Board of Directors or that any specific stock exchange ratio constituted the only appropriate stock exchange ratio. The opinion was approved by a fairness committee of Goldman Sachs and its affiliates. Please refer to Note 1 below which sets forth in more detail, the assumptions made, procedures followed, matters considered and limitations on the review undertaken.

Methodology	Range of the stock exchange ratio
Stock Price Analysis	4.71 – 8.49
Comparable Companies Analysis	0.27 – 20.25
DCF Analysis (perpetuity growth rates)	7.72 – 18.74
DCF Analysis (multiples)	8.53 – 21.63

28

Goldman Sachs also prepared an accretion/dilution analysis. Goldman Sachs reviewed and considered such analyses as a whole in preparing its opinion and did not attribute any particular weight to any factor or analysis considered by it. Goldman Sachs’ analyses and opinion are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of November 2, 2012, and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion or analyses based on circumstances, developments or events occurring after such date. Goldman Sachs assumed with eAccess’ consent that certain internal financial analyses and forecasts for eAccess have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of eAccess. Except as otherwise noted, the quantitative information used in Goldman Sachs’ financial analyses, to the extent it is based on market data, is based on market data as it existed on or before November 2, 2012 and is not necessarily indicative of current market conditions.

(Note 1) Goldman Sachs and its affiliates (for the purposes of this note, collectively, “Goldman Sachs”) are engaged in commercial and investment banking and financial advisory services, market making and trading, research and investment management (both public and private investing), principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. Goldman Sachs, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of eAccess, Softbank, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Transaction for the accounts of Goldman Sachs and their customers. Goldman Sachs has acted as financial advisor to eAccess in connection with, and have participated in certain of the negotiations leading to, the Transaction. Goldman Sachs expects to receive fees for its services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and eAccess has agreed to reimburse Goldman Sachs’ expenses arising, and indemnify it against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain investment banking services to eAccess and its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as structuring agent with respect to the refinancing of a ¥178,800,000,000 senior credit facility of eMobile, a wholly owned subsidiary of eAccess, in March 2011 and co-manager of an offering of eAccess’s 8.250 percent senior notes due 2018 (aggregate principal amount of $420,000,000) and 8.375 percent senior notes due 2018 (aggregate principal amount of €200,000,000), in March 2011. Goldman Sachs has also provided certain investment banking services to Softbank and its affiliates from time to time. It may also in the future provide investment banking services to eAccess, Softbank and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation. In addition, certain of Goldman Sachs’ affiliates hold an aggregate of 1,057,168 eAccess Shares (representing approximately 30.5 percent of the issued and outstanding eAccess Shares), an officer of Goldman Sachs is a member of eAccess’s Board of Directors and an officer of Goldman Sachs is a member of Softbank’s Board of Directors.

29

In connection with this opinion, Goldman Sachs has reviewed, among other things, the Amended Agreement; the Annual Securities Reports (Yuka Shoken Houkoku-Sho) and Annual Reports to Stockholders of each of eAccess and Softbank for the five fiscal years ended March 31, 2012; certain interim reports to stockholders and the Semi-Annual Reports (Shihanki Houkoku-Sho) of eAccess and Softbank; certain other communications from eAccess and Softbank to their respective stockholders; certain publicly available research analyst reports for Softbank, as approved for Goldman Sachs’ use by eAccess (the “Softbank Analyst Reports”); certain publicly available research analyst reports for eAccess; and certain internal financial analyses and forecasts for eAccess prepared by its management, as approved for use by eAccess (the “Forecasts”). Goldman Sachs has also held discussions with members of the senior management of eAccess regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of eAccess and with members of senior management of Softbank regarding their assessment of the current business operations, financial condition and future prospects of Softbank and the Softbank Analyst Reports; reviewed the reported price and trading activity for the eAccess Shares and Softbank Shares; compared certain financial and stock market information for eAccess and Softbank with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the mobile and fixed-line telecommunication industries and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs has, with eAccess’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs has assumed with eAccess’s consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of eAccess. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of eAccess or Softbank or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on eAccess or Softbank or on the expected benefits of the Transaction in any way meaningful to its analysis. Goldman Sachs also has assumed that the Transaction will be consummated on the terms set forth in the Amended Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of eAccess to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to eAccess; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Softbank and its affiliates) of eAccess Shares, as of the date thereof, of the Exchange Ratio pursuant to the Amended Agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the Amended Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Amended Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of eAccess; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of eAccess, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Amended Agreement or otherwise. Goldman Sachs is not expressing any opinion as to the prices at which Softbank Shares will trade at any time, or as to the impact of the Transaction on the solvency or viability of eAccess or Softbank or the ability of eAccess or Softbank to pay their respective obligations when they come due. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date thereof and Goldman Sachs assumes no responsibility for updating, revising or reaffirming this opinion or the financial analyses based on circumstances, developments or events occurring after the date thereof. Goldman Sachs’ advisory services and the opinion expressed therein are provided solely for the information and assistance of the Board of Directors of eAccess in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of eAccess Shares should vote with respect to such Transaction or any other matter. Goldman Sachs’ opinion has been approved by a fairness committee of Goldman Sachs.

30

2. The Overview of the Financial Analyses by Financial Advisors of SOFTBANK

(1) Mizuho Securities Co., Ltd.

Based on the request by SOFTBANK upon agreement between SOFTBANK and eAccess to amend the Exchange Rate for Share Exchange, Mizuho Securities calculated the range of the Exchange Rate for Share Exchange by incorporating information which became available after signing of a definitive agreement on the Share Exchange between SOFTBANK and eAccess.

Mizuho Securities performed Analysis of Historical Share Prices to calculate the price range of the common stock of SOFTBANK since it is listed on a stock exchange and has a market price with abundant liquidity due to its large-sized market capitalization. In performing Analysis of Historical Share Prices, Mizuho Securities reviewed 1) the closing price of the common stock of SOFTBANK traded on the First Section of Tokyo Stock Exchange as of November 1, 2012 (the “Record Date”); 2) the average of the closing prices of the common stock of SOFTBANK during the week prior to the Record Date; 3) the average of the closing prices of common stock of SOFTBANK during the period beginning October 16, 2012, the first trading day after the announcement of the strategic acquisition of Sprint Nextel Corporation by SOFTBANK, and ending the Record Date.

As to eAccess, Mizuho Securities performed Analysis of Historical Share Prices (since it is listed on a stock exchange and has a market price), Comparable Companies Analysis (since there are several comparably similar listed companies and analogical share value based on Comparable Companies Analysis is available), and Discounted Cash Flow Analysis (for the purpose of reflecting the future business conditions on the calculation) to calculate the price range of the common stock of eAccess. In performing Analysis of Historical Share Prices, Mizuho Securities reviewed 1) the closing price of the common stock of eAccess traded on the First Section of Tokyo Stock Exchange as of September 28, 2012 (the “Record Date for eAccess”); 2) the average of closing prices of the common stock of eAccess during the month prior to the Record Date for eAccess; 3) the average closing stock price during the three months prior to the Record Date for eAccess; and 4) the average closing stock price during the six months prior to the Record Date for eAccess. The profit plan based on which Mizuho Securities performed Discounted Cash Flow Analysis, include some fiscal years with a significant increase in profit mainly due to sales unit increase generated by strengthened sales forces and cost reduction through the shared use of backbone networks.

The calculated ranges of the Exchange Rate based on each method are as shown in the table below. The table shows the ranges of the number of shares of SOFTBANK’s common stock that are to be allotted for one share of the common stock of eAccess.

Analysis Method	Calculated Range of Exchange Rate
Analysis of Historical Share Price	5.70 – 5.75
Comparable Companies Analysis	0.55 – 5.50
Discounted Cash Flow Analysis	16.52 – 27.45

31

Mizuho Securities has used the information provided by SOFTBANK, in addition to publicly available information, to conduct the analysis. Mizuho Securities has not conducted any independent verification of the accuracy or completeness of this information, but rather has assumed that all such materials and information are accurate and complete and that there is no undisclosed information that would have a significant impact on the Exchange Rate analysis. In addition, Mizuho Securities has not made any independent evaluation or assessment of the assets or liabilities (including contingent liabilities) of either party, their subsidiaries or their affiliates, nor has Mizuho Securities independently analyzed or assessed each individual asset or liability. Mizuho Securities calculated the Exchange Rate based on information and economic conditions up to and as of November 1, 2012. Mizuho Securities does not provide opinion on whether the Exchange Rate should be amended after the execution of the agreement on the Share Exchange or not, and assumes that the financial projections (including the profit plan and other information) of both SOFTBANK and eAccess have been rationally prepared on the basis of the best possible estimates and judgment currently available.

(2) Plutus Consulting

Plutus Consulting applied the market price standard method in consideration of the fact that both companies’ common shares have a market price, the analysis of comparable companies and the discounted cash flow (DCF) method for the common shares of eAccess. The following is the calculation range for the share exchange ratios obtained from each calculation methodology, assuming that the value of one share of SOFTBANK is one.

Calculation Method	Range of Calculated Exchange Ratios
Market Price Standard	6.762 – 16.765
Comparable Companies Analysis	3.020 – 5.207
DCF method	14.436 – 20.717

In applying the market price standard method, the valuation date was set at November 2, 2012, and the figures used were the average closing prices on the First Section of the Tokyo Stock Exchange for the periods of one month, three months and six months before the valuation date and the average closing prices from the day immediately following the release of SOFTBANK’s “Strategic Acquisition of Sprint by SOFTBANK” on October 15, 2012, to the valuation date.

32

In calculating the Share Exchange Ratio, Plutus Consulting relied on information provided by SOFTBANK as well as information generally available to the public. Plutus Consulting has assumed that all such information and materials are accurate and complete and has therefore not conducted any independent investigation to verify the accuracy and completeness of such information and materials. Plutus Consulting has not conducted any independent analysis or evaluation of the assets and liabilities of the parties or their related parties (including off-balance sheet assets and liabilities, and other contingent liabilities), nor requested any third-party institution to conduct any independent valuation or appraisal of such assets and liabilities. Further, Plutus Consulting worked under the assumption that the financial forecast for eAccess was produced in a reasonable manner using the best available estimates and judgment at the time the forecast was made. The Share Exchange Ratio calculation provided by Plutus Consulting is based on such information provided up to and as of November 2, 2012.

It is noted that in the financial plan of eAccess provided to Plutus Consulting as the basis of calculations in connection with the DCF method, fiscal years with significant increases in profit are included. This is mainly due to sales unit increase generated by strengthened sales forces and cost reduction through the shared use of backbone networks.

33

Procedures for Exercise of Voting Rights via the Internet, etc.

When you exercise your voting rights via the Internet, please note the following information:

1. Voting Website

You can exercise your voting rights only at the following voting website designated by the Company.

Voting website address: http://www.web54.net

2. Handling of Exercise of Voting Rights

(1)	When you exercise your voting rights via the Internet, please enter the exercise code and password specified in the enclosed voting slip and follow the instructions on the screen to vote for or against the proposal.

(2)	Votes will be accepted until 0:00 a.m. on Friday, December 7, 2012. However, you are cordially requested to exercise your voting rights as early as possible.

(3)	Multiple exercise of voting rights:

a.	If you exercise your voting rights both by mail and via the Internet, the vote cast via the Internet will be deemed valid; and

b.	If you exercise your voting rights via the Internet multiple times, the last vote will be deemed valid. Similarly, if you exercise your voting rights multiple times using your personal computer, smartphone and mobile phone, the last vote will be deemed valid.

(4)	Any internet service provider fees and telecommunication carrier fees including connection fees incurred by accessing the voting website will be borne by you.

3. Handling of Password and Exercise Code

(1)	The password is important information to verify whether the person voting is a legitimate shareholder. Please keep the password with the same degree of care as that used to protect your seals and personal identification numbers.

(2)	If you enter a wrong password a pre-defined number of times, the password will be no longer available. Please follow the instructions on the screen to be issued with a new password.

(3)	The exercise code specified in the voting slip is valid for this meeting only.

4. Required System Specifications

When you exercise your voting rights via the Internet, please confirm that your system conforms to the following requirements:

(1)	In case of using a personal computer:

a.	Screen resolution of 800 dots horizontal x 600 dots vertical (SVGA) or greater; and

b.	The following applications must have been installed:

(i)	Microsoft® Internet Explorer Ver. 5.01 SP2 or later as a web browser; and

(ii)	Adobe® Acrobat® Reader TM Ver.4.0 or later or Adobe® Reader® Ver. 6.0 or later as a PDF file browser.

*

Internet Explorer is the registered trademark, trademark and product name of Microsoft Corporation in the United States and other countries. Adobe® Acrobat® Reader TM and Adobe® Reader® are the registered trademarks, trademarks and product names of Adobe Systems Incorporated in the United States and other countries.

34

(2)	In case of using a mobile phone:

You need to receive one of the following services and to use the 128-bit SSL (Secure Socket Layer) encrypted communications:

(i)	i-mode;

(ii)	EZweb; or

(iii)	Yahoo! Keitai

*	i-mode, EZweb, Yahoo! and Yahoo! Keitai are the trademarks, registered trademarks or service names of NTT DOCOMO, INC., KDDI CORPORATION, Yahoo! Incorporated (U.S.) and SOFTBANK MOBILE Corp., respectively.

5. Inquiries on the Operation of Your Personal Computer and Other Devices

If you are uncertain as to the operation of your personal computer, mobile phone and/or other devices when exercising your voting rights, please call the following number:

The Sumitomo Mitsui Trust Bank, Limited, Securities Agent Web Support Hotline

Tel: 0120 (652) 031 (Monday to Friday 9:00 to 21:00)

END

For Institutional Investors Only

Institutional investors can exercise your voting rights by electromagnetic means using the Voting Rights Electronic Exercise Platform operated by ICJ, Inc. for this meeting.

END

35

Access Map

Place:	Tokyo Prince Hotel, Providence Hall (2nd floor)
3-1, Shiba-koen 3-chome, Minato-ku, Tokyo, Japan Tel: 03-3432-1111

[Map to shareholders’ meeting]

10 minutes walk from JR/Tokyo Monorail Hamamatsucho Station

1 minute walk from Toei Mita Line Onarimon Station (A1 Exit)

7 minutes walk from Toei Asakusa Line/Toei Oedo Line Daimon Station (A6 Exit)

7 minutes walk from Toei Oedo Line Akabanebashi Station (Akabanebashi Exit)

10 minutes walk from Tokyo Metro Hibiya Line Kamiyacho Station (Exit No.3)

(English Translation)

Referential Material

Attached to Notice of Convocation of the Extraordinary Shareholders Meeting

Separate Volume 1

SOFTBANK CORP. Articles of Incorporation	1

SOFTBANK CORP. Financial Statements, etc.

• Business Report (For the period from April 1, 2011 to March 31, 2012)	10

• Consolidated Balance Sheet (As of March 31, 2012)	37

• Consolidated Statement of Income (For the period from April 1, 2011 to March 31, 2012)	39

• Consolidated Statements of Changes in Equity (For the period from April 1, 2011 to March 31, 2012)	40

• Notes to Consolidated Financial Statements	41

• Balance Sheet (As of March 31, 2012)	55

• Statement of Income (For the period from April 1, 2011 to March 31, 2012)	57

• Statements of Changes in Equity (For the period from April 1, 2011 to March 31, 2012)	58

• Notes to Non-consolidated Financial Statements	59

• INDEPENDENT AUDITOR’S REPORT (For Consolidated Financial Statements)	68

• INDEPENDENT AUDITOR’S REPORT (For Non-consolidated Financial Statements)	70

• Audit Report	72

eAccess Ltd.

ARTICLES OF INCORPORATION

CHAPTER I: GENERAL PROVISIONS

(CORPORATE NAME)

ARTICLE 1. The Company shall be called “SOFTBANK KABUSHIKI KAISHA” and referred to as “SOFTBANK CORP.” in English.

(PURPOSES)

ARTICLE 2. The purposes of the Company shall be to control and manage the business activities of companies which perform the following business activities and foreign companies which perform business activities corresponding to the following by acquiring and owning shares or equity of such companies:

1.	development, design, manufacturing, sale and import and export of computers, external attachments and peripheral devices, and software thereof;

2.	planning, creation and sale of books, magazines and other printed publication materials;

3.	development, design, manufacturing and sale of software and hardware related to telecommunication equipment and network equipment;

4.	collection, processing and sale of information generated by telecommunication systems;

5.	processing of computer-generated information;

6.	development, design, manufacturing and sale of large-scale integrated circuits;

7.	offering of services related to the use of computers, external attachments and peripheral devices, and software thereof and offering of consultation services;

8.	undertaking of sales promotional services for computers, external attachments and peripheral devices and software thereof;

9.	development of, design of, manufacturing of, sale of, leasing services for, rental services for and maintenance of computer systems;

10.	corporate management consultation services managed by computer;

11.	non-life insurance agency services;

12.	investment and management of securities;

13.	acting as processing agent of various discounted coupons;

14.	business of dispatching of general and specified workers;

15.	planning, creation and operation of various events and functions;

16.	advertisement agency business;

17.	information provider business;

18.	securities business;

19.	finance business;

20.	undertaking of broadcasting business in accordance with the Broadcast Law;

21.	acting as bookkeeping agent, and acting as contractor providing services for cost computation, preparation of accounting books and accounting-related services;

22.	maintenance and operation of distribution center, and collection and processing of information regarding distribution;

23.	land and sea transportation business and undertaking of such;

24.	acquisition and maintenance/operation of copyright, neighboring rights, design rights, trademark rights and industrial property rights;

25.	charged recruiting business;

26.	intermediary services for foreign exchange transactions;

27.	telecommunication business in accordance with the Telecommunication Business Law;

28.	brokerage and intermediary services for transfer of business operations, acquisition and sale of assets, capital participation, business affiliation and merger;

29.	consultation services for business management in general;

30.	operation and maintenance of properties of investment partnerships;

31.	offering, sale and handling of interests in investment partnerships;

32.	granting of credit including providing of loan, guarantee and acquisition of debt, and brokerage and intermediary services therefor;

33.	acquisition and sale of and intermediary services for real estate, and maintenance of real estate;

34.	investment advisory business;

35.	management and maintenance of facilities for sport, accommodation, medical services and social education, management of restaurants and travel business;

36.	running of cultural and sport events, and brokerage and intermediary services therefor;

37.	planning, creation and organising, producing, undertaking and operating various meetings, exhibitions and events;

38.	distribution services of contents such as images, sounds and data via various kinds of media;

39.	providing information and commercial trade using the Internet and undertaking such actions on behalf of others;

40.	acquisition and sale business of antiques and secondhand items; and

41.	business concerning power generation involving renewable energy, and its operation and management as well as supply, sales, etc. of electricity.

2. The Company may conduct any and all other businesses relating to or incidental to the foregoing paragraph.

(LOCATION OF HEAD OFFICE)

ARTICLE 3. The head office of the Company shall be situated in Minato-ku, Tokyo.

(METHOD OF PUBLIC NOTICES)

ARTICLE 4. Public notices of the Company shall be given electronically; however, if public notices cannot be given electronically due to any accident or other unavoidable event, public notices shall be published in the Nihon Keizai Shimbun.

CHAPTER II: SHARES

(TOTAL NUMBER OF SHARES AUTHORIZED TO BE ISSUED)

ARTICLE 5. The total number of shares authorized to be issued by the Company shall be three billion and six hundred million (3,600,000,000) shares.

(ACQUISITION OF OWN SHARES)

ARTICLE 6. The Company may, by resolution of the Board of Directors, acquire its own shares through market trading or otherwise pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

(NUMBER OF SHARES CONSTITUTING ONE UNIT)

ARTICLE 7. The number of shares constituting one unit of the Company shall be one hundred (100) shares.

(RIGHTS OF SHAREHOLDERS HOLDING SHARES LESS THAN ONE UNIT)

ARTICLE 8. The shareholders of the Company shall not exercise any rights other than those described below with respect to shares less than one unit held by them.

1.	the rights specified in each Item of Article 189, Paragraph 2 of the Companies Act;

2.	the right to make a claim under the provisions of Article 166, Paragraph 1 of the Companies Act; and

3.	the right to receive an allotment of offered shares and an allotment of offered stock acquisition rights, in proportion to the number of shares held by each shareholder.

(ADMINISTRATOR OF REGISTER OF SHAREHOLDERS)

ARTICLE 9. The Company shall have an administrator of its register of shareholders.

2. The administrator of the register of shareholders and the place to perform his or her duties shall be determined by resolution of the Board of Directors and public notice shall be given thereof.

3. The preparation and keeping of the register of shareholders, the original register of stock acquisition rights of the Company and other business pertaining to the register of shareholders, and the original register of stock acquisition rights shall be handled by the administrator of the register of shareholders on consignment and shall not be handled by the Company.

(SHARE HANDLING REGULATIONS)

ARTICLE 10. The handling of the exercise of rights by the shareholders and persons holding stock acquisition rights of the Company, and the handling of shares and stock acquisition rights of the Company and fees therefor shall be subject to the Share Handling Regulations established by the Board of Directors, as well as law, ordinance, and these Articles of Incorporation.

CHAPTER III: GENERAL MEETINGS OF SHAREHOLDERS

(CONVOCATION)

ARTICLE 11. The Annual General Meeting of Shareholders of the Company shall be convened within three (3) months from the day following the last day of each business year, and an Extraordinary General Meeting of Shareholders may be convened from time to time, whenever necessary.

(RECORD DATE FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS)

ARTICLE 12. The record date for voting rights at the Annual General Meeting of Shareholders of the Company shall be the 31st of March each year.

(PERSON TO CONVENE MEETINGS AND CHAIRMAN)

ARTICLE 13. The Director, President and Chief Executive Officer shall convene the General Meeting of Shareholders pursuant to a resolution of the Board of Directors and act as the chairman of such Meeting, unless otherwise provided by law or ordinance.

2. When the Director, President and Chief Executive Officer is unable to do so, other Directors shall take his place in the order predetermined by the Board of Directors.

(DISCLOSURE AND DEEMED PROVISION OF REFERENCE MATERIALS FOR THE GENERAL MEETING OF SHAREHOLDERS VIA THE INTERNET)

ARTICLE 14. In convening the General Meeting of Shareholders, the Company may deem that information regarding matters that should be described or shown in the reference materials for the General Meeting of Shareholders, business reports, financial documents and consolidated financial documents (including the accounting auditors’ report or the auditors’ report regarding such consolidated financial documents) has been provided to the shareholders, if such information is disclosed over the Internet in accordance with the Ordinance of the Ministry of Justice.

(METHOD OF RESOLUTION)

ARTICLE 15. Unless otherwise provided by law, ordinance or these Articles of Incorporation, the resolutions of a General Meeting of Shareholders shall be adopted by a majority of the voting rights represented by the shareholders present who are entitled to exercise voting rights.

2. The resolutions provided for in Article 309, Paragraph 2 of the Companies Act shall be adopted by no less than two-thirds (2/3) of the voting rights of shareholders present at the meeting whereby shareholders representing no less than one-third (1/3) of the voting rights of shareholders who are entitled to exercise voting rights are present.

(EXERCISE OF VOTING RIGHTS BY PROXY)

ARTICLE 16. A shareholder may exercise his/her/its voting rights by proxy, which shall be one other shareholder of the Company entitled to vote.

2. In the event of the preceding paragraph, the shareholder or proxy shall submit to the Company a document providing evidence for the authority of such proxy for each General Meeting of Shareholders.

CHAPTER IV: DIRECTORS AND BOARD OF DIRECTORS

(ESTABLISHMENT OF BOARD OF DIRECTORS)

ARTICLE 17. The Company shall have a Board of Directors.

(NUMBER OF DIRECTORS)

ARTICLE 18. The number of Directors of the Company shall not be more than fifteen (15).

(ELECTION OF DIRECTORS)

ARTICLE 19. The Directors shall be elected at a General Meeting of Shareholders.

2. The resolution for the election of Directors shall be adopted by a majority of the voting rights represented by shareholders present at the meeting whereby shareholders representing no less than one-third (1/3) of the voting rights of the shareholders who are entitled to exercise voting rights are present.

3. No cumulative voting shall be conducted in the election of Directors of the Company.

(TERM OF OFFICE OF DIRECTORS)

ARTICLE 20. The term of office for a Director shall expire upon the close of the Annual General Meeting of Shareholders for the last business year ending within two (2) years after his election.

2. The term of office for a Director elected to fill a vacancy or to increase the number of Directors shall expire when the term of office of the Director currently in office expires.

(PERSON TO CONVENE BOARD OF DIRECTORS MEETING AND CHAIRMAN)

ARTICLE 21. The Director, President and Chief Executive Officer shall convene Meetings of the Board of Directors and act as the chairman of such Meeting, unless otherwise provided by law or ordinance.

2. When the Director, President and Chief Executive Officer is unable to do so, other Directors shall take his place in the order predetermined by the Board of Directors.

(CONVOCATION PROCEDURES FOR BOARD OF DIRECTORS MEETING)

ARTICLE 22. Notice of convocation of Meetings of the Board of Directors of the Company shall be dispatched to each Director and Statutory Auditor no later than three (3) days prior to the date of the meetings; provided, however, that in case of emergency, such period may be shortened.

(DIRECTORS WITH SPECIFIC TITLE)

ARTICLE 23. The Company shall, by resolution of the Board of Directors, appoint one (1) Director, President and Chief Executive Officer from among the Directors and the Company may also resolve to appoint Executive Directors and Managing Directors as deemed necessary.

(REPRESENTATIVE DIRECTOR)

ARTICLE 24. The Director, President and Chief Executive Officer shall represent the Company.

2. In addition to the Director, President and Chief Executive Officer, the Company may by resolution of the Board of Directors appoint a Director to represent the Company from among the Directors with specific titles described in the preceding paragraph.

(OMISSION OF RESOLUTION OF BOARD OF DIRECTORS)

ARTICLE 25. If the requirements set forth in Article 370 of the Companies Act are satisfied, the Company shall deem that the resolution of the Board of Directors has been adopted.

(EXECUTION OF BUSINESS BY DIRECTORS)

ARTICLE 26. The Director, President and Chief Executive Officer shall exercise control over the business of the Company and the Executive Directors and Managing Directors shall carry out such business in support of the Director, President and Chief Executive Officer.

2. When the Director, President and Chief Executive Officer is unable to do so, other Directors shall take his place in the order predetermined by the Board of Directors.

(REGULATIONS OF BOARD OF DIRECTORS)

ARTICLE 27. Matters relating to the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, unless otherwise provided by law, ordinance, or these Articles of Incorporation.

(REMUNERATION, ETC OF DIRECTORS)

ARTICLE 28. The remunerations and bonuses of Directors and other property interests received by Directors from the Company as consideration for the execution of their duties (“Remuneration, etc”) shall be determined by a resolution of a General Meeting of Shareholders.

(ADVISOR)

ARTICLE 29. By resolution of the Board of Directors, a number of advisors may be elected.

(LIMITATION OF DIRECTORS’ LIABILITY)

ARTICLE 30. Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Directors (including former Directors) from the liability to compensate for damages due to a failure to perform their duties to the extent permitted by law and ordinance.

2. Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with external directors to limit their liability to compensate for damages due to a failure to perform their duties; provided, however, that the limit of liability under such agreement shall be up to the predetermined amount of ten million (10,000,000) yen or above, or the amount prescribed by law and ordinance, whichever is higher.

CHAPTER V: STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS

(ESTABLISHMENT OF STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS)

ARTICLE 31. The Company shall have Statutory Auditors and a Board of Statutory Auditors.

(NUMBER OF STATUTORY AUDITORS)

ARTICLE 32. The number of Statutory Auditors of the Company shall not be more than four (4).

(SELECTION OF STATUTORY AUDITOR)

ARTICLE 33. The Statutory Auditors shall be elected at a General Meeting of Shareholders.

2. The resolution for the election of Statutory Auditors shall be adopted by a majority of the voting rights represented by shareholders present at the meeting whereby shareholders representing no less than one-third (1/3) of voting rights of the shareholders who are entitled to exercise voting rights are present.

(TERM OF OFFICE OF STATUTORY AUDITORS)

ARTICLE 34. The term of office for a Statutory Auditor shall expire upon the close of the Annual General Meeting of Shareholders for the last business year ending within four (4) years after his election.

2. The term of office for a Statutory Auditor elected to fill the vacancy of a Statutory Auditor who retired before the expiration of his term of office, shall expire at the time when the term of office of the retired Statutory Auditor would have expired.

(FULL-TIME STATUTORY AUDITOR)

ARTICLE 35. The Board of Statutory Auditors shall elect one or more fulltime Statutory Auditor by its resolution.

(NOTICE OF CONVOCATION FOR MEETINGS OF BOARD OF STATUTORY AUDITORS)

ARTICLE 36. Notice of convocation of Meetings of the Board of Statutory Auditors of the Company shall be dispatched to each Statutory Auditor no later than three (3) days prior to the date of the meetings; provided, however, that in case of emergency, such period may be shortened.

2. Upon the unanimous consent of all Statutory Auditors, a Meeting of the Board of Statutory Auditors may be held without convocation procedures.

(REGULATIONS OF BOARD OF STATUTORY AUDITORS)

ARTICLE 37. Matters relating to the Board of Statutory Auditors shall be governed by the Regulations of the Board of Statutory Auditors established by the Board of Statutory Auditors, unless otherwise provided by law, ordinance, or these Articles of Incorporation.

(REMUNERATION, ETC OF STATUTORY AUDITORS)

ARTICLE 38. The Remuneration, etc of Statutory Auditors shall be determined by a resolution of a General Meeting of Shareholders.

(LIMITATION OF STATUTORY AUDITORS’ LIABILITY)

ARTICLE 39. Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Statutory Auditors (including former Statutory Auditors) from the liability to compensate for damages due to a failure to perform their duties to the extent permitted by law and ordinance.

2. Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with external statutory auditors to limit their liability to compensate for damage due to a failure to perform their duties; provided, however, that the limit of liability under such agreement shall be up to the predetermined amount of ten million (10,000,000) yen or above, or the amount prescribed by law and ordinance, whichever is higher.

CHAPTER VI: ACCOUNTING AUDITORS

(ESTABLISHMENT OF ACCOUNTING AUDITORS)

ARTICLE 40. The Company shall have Accounting Auditors.

CHAPTER VII: ACCOUNTING

(BUSINESS YEAR)

ARTICLE 41. The business year of the Company shall be a one (1) year term commencing on the 1st of April each year and ending on the 31st March of the following year.

(RECORD DATE FOR DIVIDENDS OF SURPLUS)

ARTICLE 42. The record date for term-end dividends of the Company shall be the 31st of March of each year.

2. In addition to the preceding paragraph, the Company may distribute dividends of surplus by setting the record date.

(INTERIM DIVIDENDS)

ARTICLE 43. The Company may, by resolution of the Board of Directors, distribute interim dividends with the 30th of September of each year as a record date.

(PERIOD OF LIMITATIONS FOR DIVIDENDS)

ARTICLE 44. If the property available for dividends is cash and has not been received within three (3) full years from the date on which the dividends becomes due and payable, the Company shall be relieved of its obligation to make such payment.

(Appendix)

Softbank Corp.

Business Report

(From April 1, 2011 to March 31, 2012)

Status of the SOFTBANK Group

(1) Overview of operations for this fiscal year

1)	Progress and results of operations

Despite fierce competition, the SOFTBANK Group (hereafter “the Group”) achieved strong results for FY2011 and set new records for net sales, operating income, ordinary income, and net income. Operating income nearly doubled in three years since FY2008 of ¥359.1 billion, and net income for FY2011 exceeded ¥300.0 billion.

The consolidated results growth was driven by strong performance in the Mobile Communications segment. Increased sales of smartphones such as iPhone and others contributed to the significant increases in revenue and profit.

While investing actively in network enhancement for the mobile communications service, the Group has steadily reduced its net-interest bearing debt1, supported by the accumulating profits.

The Group achieved the target of reducing its ¥1.9 trillion yen of net interest-bearing debt as of the end of March 2009 by half over three years, lowering it to ¥547.2 billion at the end of FY2011. As a result, interest expense also decreased significantly. The Group’s financial status, once suffered a setback due to the acquisition of Vodafone K.K. (currently SOFTBANK MOBILE Corp.), has improved drastically, and the equity ratio as of the end of FY2011 rose to 19.1%.

As one of its investment activities, the Group has invested in InMobi Pte. Ltd. (“InMobi,” head office: Singapore), a global mobile advertising network, and also established a joint venture with Bharti Enterprises, which includes India’s largest mobile services provider. This partnership will endeavor to develop new markets and promising players for the mobile Internet in India.

(Notes)	1.	Net interest-bearing debt:	interest-bearing debt minus cash position.

		Interest-bearing debt:

short-term borrowings + commercial paper + current portion of corporate bonds + corporate bonds + long-term debt. Lease obligations are excluded.

This excludes the corporate bonds (WBS Class B2 Funding Notes, issued by J-WBS Funding K.K.) with a face value of ¥27,000 million acquired by the Company during the fiscal year ended March 31, 2010 that were issued under the whole business securitization scheme associated with the acquisition of Vodafone K.K.

		Cash position:	cash and cash deposits + marketable securities recorded as current assets. Excludes Yahoo! Inc. shares which were held by a subsidiary of SOFTBANK CORP. in the United States of America.

	2.	Free cash flow:	cash flows from operating activities + cash flows from investing activities.

2)	Results by reportable segment

Mobile Communications

Main business

•	Provision of mobile communication service

•	Sale of mobile handsets, etc.

Net sales grew to ¥2,144.8 billion (a year-on-year increase of 10.3%) due to increased telecom service revenue resulting from steady growth in the number of mobile phone subscribers. Higher expenses, including an increase in sales commissions, were absorbed by the increased revenue, resulting in ¥429.2 billion in operating income (an increase of 6.7%).

Overview of operations

Cumulative number of subscribers and Average Revenue Per User (“ARPU”)

The cumulative number of subscribers stood at 28,940,000 (an increase of 13.9%), primarily because of increased sales of smartphones such as iPhone, as well as higher sales of iPad, mobile data communications devices, and handsets with security buzzers for kids and the elderly. ARPU decreased ¥60 year on year to ¥4,150. This decline was the result of a decrease in basic monthly charge and voice revenue, while data telecom service revenue grew due to the continued increase in the number of smartphone users.

Network

Various initiatives were implemented for the enhancement of the network to address connection difficulties, while coping with the sharp rise in data traffic accompanying the uptake of smartphones. The number of base stations increased from around 60,000 at the end of March 2011 to 185,881, and the number of Internet access points in our public wireless LAN service is about 250,000.

The segment has also launched high-speed data communication service, “SoftBank 4G”, providing the industry’s fastest maximum downlink speed of 110Mbps.

Mobile handsets

In addition to iPhone 4S in October 2011, Android™ smartphones for “ULTRA SPEED” high-speed data communication service and mobile Wi-Fi routers for “SoftBank 4G” were also launched.

Broadband Infrastructure

Main business

•	Provision of ADSL service and ISP service

•	Provision of IP telephony service and wireless LAN service

Net sales decreased to ¥171.9 billion (a decrease of 9.6%). This was due to a decrease in the number of installed lines for the ADSL service, a core business of the segment, while the ISP service saw steady growth. Operating income decreased to ¥34.3 billion (a decrease of 20.5%), mainly due to the decrease in net sales and an increase in marketing sales commissions for the ISP service.

Overview of operations

Total of number of installed lines for the ADSL service and the number of contracts for the ISP service which combines with fiber-optic connection provided by NIPPON TELEGRAPH AND TELEPHONE EAST CORPORATION and NIPPON TELEGRAPH AND TELEPHONE WEST CORPORATION increased to 4,200,000, an increase of 120,000 year on year, while the number of installed lines for the ADSL service continued to decline. Although various efforts were made to improve the subscription ratio for optional services and enhancing lineups, and to reduce acquisition cost per subscriber by optimizing distribution channels, revenue and profit decreased, partially affected by lower ARPU in the ISP service than the ADSL service.

Fixed-line Telecommunications

Main business

•	Provision of fixed-line telecommunications

•	Provision of network to the Group’s telecommunication companies

Net sales increased to ¥367.6 billion (an increase of 3.1%) due to increased provision of the network to the Group’s telecommunication companies. Operating income was ¥57.9 billion (an increase of 52.5%) due to an increase in net sales, combined with lower telecommunications equipment fees and marketing sales commissions.

Overview of operations

The segment has been actively working to capture corporate market share with solutions to transform the work style in combination with a variety of the Group’s services including direct connection voice service, data transmission service, PHS service, and cloud computing service. The segment also made efforts to expand its business through partnerships with leading companies in the Asian market where it shows continuing high growth. In FY2012, it is planned to launch the cloud computing service to Japanese companies expanding into China as a distributor of a partner company, one of the major data centers in China.

Internet Culture

Main business

•	Internet-based advertising operation

•	Operation of Yahoo! JAPAN portal

•	E-commerce site operation such as Yahoo! Shopping

Net sales increased to ¥293.6 billion (an increase of 3.5%) mainly due to revenue growth in Internet advertisement, the main business of this segment, as well as game-related services and other operations. Operating income increased to ¥156.8 billion (an increase of 4.3%), primarily the result of a decrease in communications expenses due to connection efficiency improvements in the operating system for data centers.

Overview of operations

Various services of Yahoo! JAPAN were optimized for smartphones, and a number of applications were launched, including Yahoo! JAPAN applications, for Android smartphones.

Commerce transactions via smartphone increased significantly, primarily attributable to a promotion that offered additional points to customers who purchased items on certain days at Yahoo! Shopping via smartphones. Game-related services such as Sengoku IXA and Yahoo! Mobage also showed strong performance.

3)	Corporate Social Responsibility (CSR)

The SOFTBANK Group Fundamental CSR Policy sets forth the Group’s aspirations to develop along with all stakeholders, including customers, shareholders, employees, and business partners for its CSR activities.

Ever since the Great East Japan Earthquake, the Group has worked to restore communications networks, which serve as the people’s lifeline, and also examined what it could and should do to help people in the affected areas through its operations as a corporate citizen, and implemented a range of initiatives. The Group conducts these activities from a medium- to long-term perspective, and they are still continuing today, more than one year after the earthquake.

■ Program for collecting continuous donations

Charity White

SOFTBANK MOBILE Corp. had offered Charity White that allows subscribers to make donations together with their monthly mobile phone charges, with the goal of providing ongoing assistance to the Tohoku area. Under this program, SOFTBANK MOBILE Corp. provides a matching donation (¥10) for every monthly donation received from a Charity White subscriber (¥10 a month per subscriber). Together, SOFTBANK MOBILE Corp. provides a monthly donation of ¥20 per subscriber which is used to support children in the Tohoku area. As of March 31, 2012, the number of Charity White subscription applications had surpassed approximately 110,000.

■	Supporting study abroad program in the U.S. for Japanese high school students from affected areas TOMODACHI Summer 2012 SoftBank Leadership Program

The Company has provided operating funds for the TOMODACHI Summer 2012 SoftBank Leadership Program. This reflects the Company’s support for the purpose and intent of the U.S.-Japan TOMODACHI Educational Exchange programs led by the U.S. Embassy in Tokyo and the U.S.-Japan Council, an NPO based in the U.S. Under this program, about 300 Japanese high school students will study global leadership and community service at the University of California, Berkeley. The Company hopes that students will become people who can contribute to the recovery of their home towns in future.

4)	Capital expenditure

During FY2011, the Group made capital expenditure (including software) to expand businesses such as the Mobile Communications segment, the Broadband Infrastructure segment and the Fixed-line Telecommunications segment.

The breakdown of the capital expenditure by segment is as follows.

	Name of segment	Amount invested (¥ million)
Reportable segments	Mobile Communications	422,766
	Broadband Infrastructure	26,762
	Fixed-line Telecommunications	39,877
	Internet Culture	15,921
Others		5,342
Company-wide (in common)		5,705

Total		516,375

(Notes)	1.	Amounts indicate the amount of assets accepted.
	2.	Amounts do not include consumption taxes.
	3.	The amount of capital expenditure includes investments in property and equipment, intangible assets, and long-term prepaid expenses associated with equipment.

The breakdown of major capital expenditure by reportable segment is as follows.

Mobile Communications segment	Fixed-line Telecommunications segment
- Base station facilities - Switching facilities	- Facilities for voice transmission service - Facilities for data transmission and dedicated line service - Facilities for other fixed-line telecommunications service

Broadband Infrastructure segment	Internet Culture segment
- Customer premises equipment for access networks - Central office facilities for data transmission	- Network-related equipment such as servers

5)	Fund procurement activities

1. Status of interest-bearing debt

The amount of consolidated interest-bearing debt of the Group decreased by ¥507,674 million in FY2011. This decrease is mainly attributable to a decrease of ¥478,672 million in borrowings and a decrease of ¥31,002 million in corporate bonds by redemption and others. The gist of major transactions is as follows.

(1) Borrowings

The amount of borrowings by the Group from financial institutions decreased by ¥478,672 million in FY2011. Increase and decrease of debt by the Company and its subsidiaries are as follows.

Company name	Description	Summary
The Company	Increase of ¥439,400 million	Primarily increase of long-term borrowings related to refinancing of the funds procured by SOFTBANK MOBILE Corp. via whole business securitization

SOFTBANK MOBILE Corp.	Decrease of ¥772,577 million	Repayment of funds raised via whole business securitization financing scheme

SOFTBANK MOBILE Corp.	Decrease of ¥49,903 million	Reduction in balance of funds raised via securitization of mobile handset installment sales receivables (recorded as borrowings)

SB Broadband Investments	Decrease of ¥93,370 million	Repayment of borrowings through the sale of Yahoo! Inc. shares

Status of the commitment lines

On the expiration of the term of the commitment line agreement structured in the previous fiscal year, a new commitment line agreement was newly executed between the Company and a group of financial institutions including Mizuho Corporate Bank, Ltd. and Citibank Japan Ltd. as the arrangers for a total amount of ¥180,000 million in September 2011. As of the end of FY2011, there was no outstanding loan drawn on the commitment line.

(2) Corporate bonds

The Company issued corporate bonds amounting to ¥180,000 million in FY2011. The amount of redemption of corporate bonds by the Group totaled ¥161,000 million in FY2011, and the Company’s Convertible Bond Due 2014 (balance at the previous fiscal year-end: ¥49,992 million) was converted into common stock of the Company. Issuance of corporate bonds and redemption of major corporate bonds by the Group are as follows:

Date of issue	Company name	Description	Issue value (¥ million)
June 10, 2011	SOFTBANK CORP.	37th Unsecured Straight Corporate Bond	30,000
June 17, 2011	SOFTBANK CORP.	36th Unsecured Straight Corporate Bond (Fukuoka SOFTBANK HAWKS Bond)	100,000
January 27, 2012	SOFTBANK CORP.	38th Unsecured Straight Corporate Bond	50,000

Date of redemption	Company name	Description	Redemption value (¥ million)
June 10, 2011	SOFTBANK CORP.	27th Unsecured Straight Corporate Bond (Fukuoka SOFTBANK HAWKS Bond)	60,000
June 17, 2011	SOFTBANK CORP.	25th Unsecured Straight Corporate Bond	53,500
December 7, 2011	SOFTBANK TELECOM Corp.	2nd Unsecured Straight Corporate Bond	15,000
December 15, 2011	Phoenix JT Limited	Subordinated Notes Due 2016 (early redemption)	32,400

2. Other major fund raising

Capital lease with ownership transfer

The Group procured the total amount of ¥338,705 million in FY2011 for new capital investment mainly for the mobile communications business.

6)	Status of transfer of business, absorption by corporate split-up or establishment by corporate split-up

Not applicable.

7)	Status of acquisition of business of other companies

Not applicable.

8)	Status of succession of rights and obligations regarding other corporate business through merger by absorption or absorption by corporate split-up

Not applicable.

9)	Status of holding of shares of other companies and acquisition and disposition of stock acquisition rights

Not applicable.

10)	Important management issues

The Group recognizes the need to enhance its network for the mobile communications services provided by SOFTBANK MOBILE Corp. SOFTBANK MOBILE Corp. has increased the number of mobile phone base stations from 122,508 at the end of March 2011, to 185,881 as of the end of March 2012.

In March 2012, SOFTBANK MOBILE Corp. received an allocation for the 900MHz band, known as the “platinum band.” This band will enable SOFTBANK MOBILE Corp. to make comprehensive improvements to its communication environment. Initially, these include coping with traffic increase and introducing new technologies such as Long Term Evolution (LTE). Moreover, SOFTBANK MOBILE Corp. will build a robust and disaster-proof communication environment and lifeline network taking advantage of the greater efficiency and wider coverage of the platinum band.

At the same time, the Group will continue efforts to improve user convenience by providing small base stations (femtocells) and Wi-Fi routers free of charge in users’ homes and in stores.

(Reference) Progress in reduction of net interest-bearing debt and change of policy

In order to improve its financial status, the Group prioritized reducing net interest-bearing debt by setting a target of reducing ¥1,939,520 million of net interest-bearing debt as of the end of March 2009 by half over three years (by the end of March 2012), and to zero over six years (by the end of March 2015). Net interest-bearing debt at the end of March 2012 had been reduced by far more than the target of reducing net interest-bearing debt by half. It stood at ¥547,298 million, down 71.8% from the end of March 2009. As a result of these efforts, the Company’s credit ratings have been raised substantially.

In light of this improvement in the Group’s financial status, growth potential of businesses and other factors, the Company has decided to change its policy. The Group will no longer pursue the target of reducing net interest-bearing debt to zero by the end of March 2015, but will focus on investing actively for sustained growth and returning profits to shareholders, while maintaining a sound financial status.

(2) Status of asset and profit and loss

Item	Unit	FY2008	FY2009	FY2010	FY2011 (this fiscal year)
Net Sales	¥mil	2,673,035	2,763,406	3,004,640	3,202,435
Ordinary income	¥mil	225,661	340,997	520,414	573,651
Net income	¥mil	43,172	96,716	189,712	313,752
Net income per share – basic		¥39.95	89.39	175.28	285.78
Net income per share – diluted		¥38.64	86.39	168.57	278.75

Total assets	¥mil	4,386,672	4,462,875	4,655,725	4,899,705

Net assets	¥mil	824,798	963,971	879,618	1,435,640

Shareholders’ equity per share		¥346.11	434.74	572.14	852.69

(Note)	The earnings results of this fiscal year are as set out in “Status of the SOFTBANK Group, (1) Overview of operations for this fiscal year, 1) Progress and results of operations.”

(3) Major subsidiaries (as of March 31, 2012)

Company name	Capital amount	Percentage of voting rights	Outline of major business
SOFTBANK MOBILE Corp.	¥177,251 million	100% [100%]	Provision of mobile communication service, sales of mobile handsets

SOFTBANK BB Corp.	¥100,000 million	100%	Provision of ADSL service, provision of IP telephony service, distribution and sales of IT-related products

SOFTBANK TELECOM Corp.	¥100 million	100% [18.3%]	Provision of fixed-line telecommunications, data transmission and leased line service

Yahoo Japan Corporation	¥7,959 million	42.2% [6.6%]	Operation of Yahoo! JAPAN portal, sales of Internet advertising, operation of e-commerce site, provision of membership service

SOFTBANK Holdings Inc.	US$7 thousand	100%	Holding company of overseas subsidiaries, etc.

(Note)	The figures in brackets represent percentage of indirectly owned voting rights.

(4) Major businesses (as of March 31, 2012)

Name of Segment		Major operations of each segment

Reportable Segments	Mobile Communications	Provision of mobile communication service, and sales of mobile handset related to the service, etc.
	Broadband Infrastructure	High-speed Internet connection service, IP telephony service, provision of content, etc.
	Fixed-line Telecommunications	Provision of fixed-line telecommunications, etc.
	Internet Culture	Internet-based advertising operation, e-commerce site operations such as Yahoo! Auctions and Yahoo! Shopping, membership services, etc.

Others		Distribution of PC software and peripherals, Fukuoka SOFTBANK HAWKS related business, etc.

(5) Major business offices (as of March 31, 2012)

Company name	Major offices, etc.
The Company	Head office:	Minato-ku, Tokyo

SOFTBANK MOBILE Corp.	Head office: Sales office:	Minato-ku, Tokyo Chuo-ku, Sapporo; Aoba-ku, Sendai; Nakamura-ku, Nagoya; Kita-ku, Osaka; Kanazawa, Ishikawa Pref; Naka-ku, Hiroshima; Takamatsu, Kagawa Pref; Hakata-ku, Fukuoka

SOFTBANK BB Corp.	Head office: Sales office:	Minato-ku, Tokyo Kita-ku, Sapporo; Aoba-ku, Sendai; Naka-ku, Nagoya; Kita-ku, Osaka; Naka-ku, Hiroshima; Hakata-ku, Fukuoka

SOFTBANK TELECOM Corp.	Head office: Sales office:	Minato-ku, Tokyo Kita-ku, Sapporo; Aoba-ku, Sendai; Nakamura-ku, Nagoya; Kita-ku, Osaka; Naka-ku, Hiroshima; Hakata-ku, Fukuoka

Yahoo Japan Corporation	Head office:	Minato-ku, Tokyo

SOFTBANK Holdings Inc.	Head office:	Massachusetts, USA

(6) Employees (as of March 31, 2012)

	Name of Segment	Number of employees (person)
Reportable Segments	Mobile Communications	6,955 [590	]
	Broadband Infrastructure	1,872 [709	]
	Fixed-line Telecommunications	4,995 [403	]
	Internet Culture	5,125 [218	]
Others		3,588 [1,590	]
Company-wide (in common)(3)		175 [12	]

Total		22,710 [3,522	]

(Notes)	1.	The number of employees is the number of persons at work.
	2.	The number in brackets in the “Number of employees” column shows the annual average number of temporary employees hired.
	3.	The number of persons at work in the Company.

(7) Status of major lenders (as of March 31, 2012)

Lenders	Amount of loans (¥ million)
Mizuho Corporate Bank, Ltd.	234,117
Sumitomo Mitsui Banking Corporation	154,500
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	100,000
S-lender General Incorporated Association	93,000
Mitsubishi UFJ Trust and Banking Corporation	47,200
The Sumitomo Trust and Banking Co., Ltd.(*)	40,000
Mizuho Trust & Banking Co., Ltd	33,000
Shinsei Bank, Limited	25,000
Development Bank of Japan Inc.	25,000

(Note)	As of April 1, 2012, The Sumitomo Trust and Banking Co., Ltd. merged with The Chuo Mitsui Trust and Banking Company, Limited and Chuo Mitsui Asset Trust and Banking Company, Limited, and changed its trade name to Sumitomo Mitsui Trust Bank, Limited.

Status of the Company

(1) Status of shares (as of March 31, 2012)

1) Shares authorized	3,600,000,000 shares

2) Shares issued	1,107,728,781 shares
(Including 9,213,962 of treasury stock)

3) Number of shareholders	269,120

4) Principal shareholders

Name of shareholders	Number of shares held (Thousands)	Percentage of total shares issued (%)
Masayoshi Son	231,704	21.09%
Japan Trustee Services Bank, Ltd. (Trust Account)	99,379	9.05%
JP Morgan Chase Bank 380055	61,531	5.60%
The Master Trust Bank of Japan, Ltd. (Trust Account)	46,679	4.25%
State Street Bank and Trust Company	31,660	2.88%
Trust & Custody Services Bank, Ltd. (Trust Account)	22,350	2.03%
SSBT OD05 OMNIBUS ACCOUNT-TREATY CLIENTS	21,222	1.93%
THE CHASE MANHATTAN BANK, N.A. LONDON SECS LENDING OMNIBUS ACCOUNT	20,956	1.91%
State Street Bank and Trust Company 505225	9,536	0.87%
JPMorgan Securities Japan Co., Ltd.	9,082	0.83%

(Note)	The above table excludes 9,213,962 shares of treasury stock held by the Company. Percentage of shareholding is calculated by deducting treasury stock.

(2) Status of Stock Acquisition Rights

1)	Status of Stock Acquisition Rights held by the Company’s Directors (as of March 31, 2012)

Not applicable.

2)	Status of Stock Acquisition Rights issued to employees as a remuneration for discharge of duties in this fiscal year

Not applicable.

3)	Status of other Stock Acquisition Rights (as of the end of March 2012)

1.	Convertible Bond Due 2013 issued based on the resolution of the Board of Directors’ Meeting held on December 11, 2003

Number of Stock Acquisition Rights	24,994
Number of shares to be purchased with Stock Acquisition Rights	23,094,479 shares
Type of shares to be purchased with Stock Acquisition Rights	Common stock
Issue price of Stock Acquisition Rights	Free of charge
Amount of capital paid per share when exercising the right	¥2,164.50
Exercise period	January 13, 2004 to March 15, 2013
Balance of bonds with Stock Acquisition Rights	¥49,988 million

2.	Convertible Bond Due 2014 issued based on the resolution of the Board of Directors’ Meeting held on December 11, 2003

All Stock Acquisition Rights on Convertible Bond Due 2014 were exercised during this fiscal year.

(3) Status of Corporate Officers

1)	Status of Directors and Corporate Auditors (as of March 31, 2012)

Name	Position and area of responsibility	Status of important concurrent post
Masayoshi Son	Chairman & CEO	Chairman & CEO, SOFTBANK MOBILE Corp. Chairman & CEO, SOFTBANK BB Corp. Chairman & CEO, Representative Director, SOFTBANK TELECOM Corp.

Ken Miyauchi	Director

Senior Executive Vice President & COO, SOFTBANK MOBILE Corp.

Senior Executive Vice President & COO, SOFTBANK BB Corp.

Senior Executive Vice President & COO, Representative Director, SOFTBANK TELECOM Corp.

Kazuhiko Kasai	Director	Director, SOFTBANK MOBILE Corp. Director, SOFTBANK TELECOM Corp. President, Fukuoka SOFTBANK HAWKS Corp.

Masahiro Inoue	Director	President and CEO, Yahoo Japan Corporation

Ronald Fisher	Director	Director and President, SOFTBANK Holdings Inc.

Yun Ma	Director	Chairman and CEO, Alibaba Group Holding Limited

Tadashi Yanai	Director	Chairman, President and CEO, FAST RETAILING CO., LTD Chairman, President and CEO, UNIQLO CO., LTD.

Mark Schwartz	Director	Chairman, MissionPoint Capital Partners, LLC Director, MasterCard Incorporated

Sunil Bharti Mittal	Director	Chairman and Managing Director, Bharti Airtel Limited Director, Unilever N.V. Director, Unilever PLC.

Mitsuo Sano	Full-time Corporate Auditor	Certified public accountant

Soichiro Uno	Corporate Auditor	Partner, Nagashima Ohno & Tsunematsu

Koichi Shibayama	Corporate Auditor	Certified public accountant / Certified public tax accountant Advisor, PricewaterhouseCoopers (Tax practice)

Hidekazu Kubokawa	Corporate Auditor

Certified public accountant / Certified public tax accountant

Representative partner, Yotsuya Partners Accounting Firm

External Corporate Auditor, TAKE AND GIVE. NEEDS Co., Ltd

External Corporate Auditor, KASUMI CO., LTD., External Corporate Auditor, Kyoritsu Printing Group

(Notes)	1.	Mr. Sunil Bharti Mittal was elected and assumed the position of Director at the 31st Annual General Meeting of Shareholders held on June 24, 2011.
	2.	Dr. Jun Murai retired from the position of Director, as his term of office expired at the conclusion of the 31st Annual General Meeting of Shareholders held on June 24, 2011.
	3.	Directors, Messrs. Tadashi Yanai, Mark Schwartz, and Sunil Bharti Mittal are External Directors.
	4.	Corporate Auditors, Messrs. Soichiro Uno, Koichi Shibayama, and Hidekazu Kubokawa are External Corporate Auditors.
	5.	Directors, Messrs. Tadashi Yanai and Mark Schwartz, and Corporate Auditors, Messrs. Kouichi Shibayama and Hidekazu Kubokawa, are independent directors/auditors as stipulated by the Tokyo Stock Exchange, and the Company has notified the Exchange accordingly.
	6.	Full-time Corporate Auditor, Mr. Mitsuo Sano is a certified public accountant, Corporate Auditors, Messrs. Koichi Shibayama and Hidekazu Kubokawa are certified public accountants and certified public tax accountants, and they have considerable knowledge for finance and accounting.

2)	Amount of remuneration paid to Directors and Corporate Auditors

Title	Number of people	Amount of remuneration for this fiscal year
Directors	7 people	¥296 million
Corporate Auditors	4 people	¥70 million

Total	11 people	¥367 million

(Notes)	1.	The number of Directors above includes one Director who retired at the conclusion of the 31st Annual General Meeting of Shareholders held on June 24, 2011.
	2.	Of the amount above, the aggregate remuneration paid to External Directors and External Corporate Auditors for this fiscal year was ¥59 million for 7 people.
	3.	In addition to the above, the remuneration paid to External Directors and External Corporate Auditors as directors and corporate auditors of the subsidiaries of the Company for this fiscal year was ¥1 million.
	4.	Pursuant to the resolution of the 10th Annual General Meeting of Shareholders held on June 28, 1990, the annual aggregate remuneration paid to Directors shall not exceed ¥800 million, and that for Corporate Auditors shall not exceed ¥80 million.

3)	Items on External Directors

1.	Relationship with companies where External Directors hold an important concurrent post

The Company has transactions relating to tax consulting and other matters with PricewaterhouseCoopers, which is one of the important concurrent posts of Corporate Auditor, Mr. Koichi Shibayama.

2.	Relationship with specific parties such as major business partners

Not applicable.

3.	Major activities for this fiscal year

Title	Name	Attendance to Board of Directors’/Corporate Auditors’ meeting	Major activities
Director	Tadashi Yanai	Attended 8 out of 9 meetings of the BOD held in this fiscal year.	Makes remarks to support business judgments and decision making from a view point of CEO of the world’s leading apparel manufacturer and retailer with extensive knowledge of and broad experience in corporate management and business strategies.

Director	Mark Schwartz	Attended 9 out of 9 meetings of the BOD held in this fiscal year.	Makes remarks to support business judgments and decision making based on his extensive knowledge and experience in the financial sector acquired from having served in key positions at Goldman Sachs & Co., a global investment bank, and its affiliates.

Director	Sunil Bharti Mittal	Attended 2 out of 6 meetings of the BOD held in this fiscal year after assuming his term of office on June 24, 2011.	Makes remarks to support business judgments and decision making based on his extensive knowledge and experience in corporate management and business strategies as chairman of India’s largest mobile phone provider.

Corporate Auditor	Soichiro Uno	Attended 8 out of 9 meetings of the BOD, and 15 out of 15 meetings of the Board of Corporate Auditors held in this fiscal year.	Makes remarks based on his extensive knowledge and experience as a lawyer.

Corporate Auditor	Koichi Shibayama	Attended 9 out of 9 meetings of the BOD, and 15 out of 15 meetings of the Board of Corporate Auditors held in this fiscal year.	Makes remarks based on his extensive knowledge and experience as a certified public accountant and tax accountant.

Corporate Auditor	Hidekazu Kubokawa	Attended 9 out of 9 meetings of the BOD, and 14 out of 15 meetings of the Board of Corporate Auditors held in this fiscal year.	Makes remarks based on his extensive knowledge and experience as a certified public accountant and tax accountant.

(Note)	Number of attendance excludes the number of the Board of Directors’ meetings held in writing or electronically.

4.	Description of agreement on liability limitation

The Company, its External Directors and its External Corporate Auditors have concluded a contract to limit liability for damage stipulated in Paragraph 1, Article 423 of the Companies Act in accordance with Paragraph 1, Article 427 of the Companies Act.

The amount of limit of liability for damage is stipulated in the relevant contract as ¥10 million or the minimum amount of limit of liability that the relevant laws and ordinances stipulate, whichever is higher.

(4) Status of Independent Auditors

1)	Name

Deloitte Touche Tohmatsu LLC

2)	Amount of remuneration to be paid

Amount of remuneration that the Company should pay in the fiscal year
a. Amount of remuneration for the services pursuant to Paragraph 1, Article 2 of the Certified Public Accountant Law	¥180 million
b. Amount of remuneration for the services in addition to the services pursuant to Paragraph 1, Article 2 of the Certified Public Accountant Law	¥119 million

Aggregate amount of cash and other profits to be paid by the Company and its subsidiaries	¥966 million

(Notes)	1.	As the audit agreement between the independent auditors and the Company does not stipulate that the remuneration for auditing services be classified into remuneration for the audit based on the Financial Instruments and Exchange Act and the remuneration for the audit based on the Companies Act, there is no classification practically between the two kinds of remuneration. Therefore the amount described in a. is the aggregate amount of the aforementioned remuneration.
	2.	Description of services in addition to the services pursuant to Paragraph 1, Article 2 of the Certified Public Accountant Law Mainly advice service on financial research related with M&A items, and application of International Financial Reporting Standards.
	3.	Deloitte&Touche LLP audits SOFTBANK Holdings Inc. out of important subsidiaries of the Company.

3)	Decision-making policy of dismissal or not reappointing of independent auditors

The independent auditors may be dismissed by the Board of Corporate Auditors’ meeting with unanimity of corporate auditors when the independent auditors correspond to any of Article 340-1 of the Companies Act.

Other than those cases above, the Board of Directors’ meeting shall submit a proposal on dismissal or not reappointing the independent auditors to the Annual General Meeting of Shareholders with the consensus of the Board of Corporate Auditors’ meeting or a request from the Board of Corporate Auditors’ meeting when it is acknowledged that the execution of appropriate audit is difficult due to the occurrence of an event which impairs the qualification or independency of the independent auditors.

4)	Liability limitation agreement

Not applicable.

(5) System to ensure appropriateness of business

The content of the basic policy of the Company that was formulated according to the resolution by the Board of Directors of the Company to ensure the appropriateness of the business of the Company is shown as below.

1. System to ensure that the execution of directors’ and employees’ duties is in compliance with laws, regulations and the Articles of Incorporation of the Company

The Company has established the SOFTBANK Group Officer and Employee Code of Conduct to prescribe the code of conduct to be followed by all directors and employees to ensure that corporate activities are appropriate based not only on regulatory compliance, but also on high ethical standards, and has established the following structure to continuously reinforce the compliance system.

i.	A Chief Compliance Officer (CCO) is appointed. In addition to proposing and carrying out measures required to establish and enhance the Company’s compliance system, the CCO regularly reports to the Board of Directors on compliance-related issues and the status of addressing those issues.

ii.	An internal and external hotline are established for direct reporting and consultations by directors and employees, to quickly identify, rectify, and prevent the reoccurrence of any inappropriate issues in corporate activities.

iii.	The Internal Audit Department carries out audits to ensure that execution of duties complies with laws, regulations and the Articles of Incorporation, and the results of those audits are reported to the Chairman and responsible director. The Internal Audit Department also works in cooperation with the corporate auditors by providing them with the results of these audits.

2. System for the storage and management of information regarding the execution of duties by directors

The Company has established the following system to appropriately store and maintain documents and other important information related to the execution of duties by directors including minutes and proposals of the Board of Directors’ meetings and requests for approval.

i.	The Company determines retention periods and methods, and measures to prevent accidents, based on the Information Management Regulations, and classifies and appropriately stores these documents according to their degree of confidentiality.

ii.	In addition to the appointment of a Chief Information Security Officer (CISO) as the person responsible for information security, based on the Information Security Basic Regulations, an Information Security Committee, chaired by the CISO, has been established to promote activities related to information security.

3. Regulations and system relating to managing the risk of loss

The Company has established the following system to avoid and minimize risk, and implement necessary measures related to the variety of risks in its business operations.

i.	Responsible departments are designated to address various risks, manage risks in each responsible department, and work to reduce risks and prevent the occurrence of risk events based on the Risk Management Regulations. In addition, when an emergency situation arises, an emergency response department will be established according to the designated escalation flow, and efforts will be made to minimize the damage (loss) based on the instructions of the emergency response department.

ii.	The General Administration Department will summarize the status of risk evaluation, analysis and response at each responsible department, and regularly report its findings to the Board of Directors.

iii.	The Internal Audit Department carries out internal audits of the risk management system.

4. System to ensure the efficiency of directors in the execution of their duties

The Company has established the following structure to maintain an efficient management system:

i.	The Company has set out the Board of Directors’ Meeting Regulations to clarify matters to be decided and reported on by the Board of Directors, and the Internal Approval Regulations and other regulations relating to institutional decision making to clarify decision-making authority.

ii.	To strengthen functions for overseeing the execution of duties and enhance objectivity in management, the Board of Directors includes external directors who are independent from the Company.

iii.	To ensure that the directors, including external directors, can discuss matters fully at Board of Directors’ meetings, they are provided with materials for the meeting in advance, and with additional or supplementary materials upon their request.

iv.	The scope of operations, authority, and responsibilities necessary for operations are clearly defined in the Regulations on Segregation and Authority of Duties.

5. System to ensure appropriateness of Group operations

The Company has formulated the SOFTBANK Group Charter, which spells out regulations on matters related to strengthening the governance and compliance system, to promote fundamental concepts and policies shared throughout the Group. In addition, the following have been established to determine a common code of conduct for directors and employees of Group companies.

i.	A Group Compliance Officer (GCO) has been appointed to promote the establishment and reinforcement of Group-wide compliance systems, as the person ultimately responsible for compliance throughout the Group. A Group Hotline has also been established to receive reports and provide consultation to all directors and employees of Group companies, to quickly identify, rectify, and prevent the reoccurrence of any inappropriate issues in corporate activities.

ii.	The CEO Conference, comprising the CEOs of major operating companies, meets to enhance Group-wide management efficiency by sharing management strategies and business plans.

iii.	Each Group company carries out a self assessment of its internal controls. The representative of each Group company must submit a Representative Oath pertaining to the financial reports submitted to the Company, thereby ensuring the accuracy of the annual securities report and other reports submitted by the Group.

iv.	The Internal Audit Department comprehensively judges the results of past internal audits, financial position, and self assessments of internal controls, and carries out internal audits of Group companies deemed as having high risk.

v.	A Group Chief Information Security Officer (GCISO) has been appointed to promote the establishment and reinforcement of Group-wide information security systems, as the person ultimately responsible for information security throughout the Group.

6. System for excluding antisocial forces

The Company clearly states in the SOFTBANK Group Officer and Employee Code of Conduct its policy of having absolutely no association with antisocial forces that pose a threat to public order and safety. The General Administration Department is responsible for dealing with inappropriate requests from antisocial forces, and will firmly refuse those requests in a resolute manner in cooperation with the police and other external specialist institutions.

7. System relating to support staff that assists the corporate auditors, and matters relating to the independence from the directors of the relevant employees

The Company has established an Assistant to Audit department to support the work of the corporate auditors, and has assigned staff to this department. Directions and instructions to the support staff are issued by the corporate auditors, and any personnel changes, evaluations or other such actions, require the agreement of the corporate auditors.

8. System for reporting to the corporate auditors

Directors and employees of the Company will report the following matters to the corporate auditors:

i.	Important matters related to the management, finances or business execution of the Company or the Group.

ii.	Matters related to the compliance system or use of the hotlines.

iii.	The development status of internal control systems.

iv.	Matters which could cause significant damage to the Company.

v.	Matters relating to violations of laws, regulations, or the Articles of Incorporation.

vi.	Results of audits conducted by Internal Audit.

vii.	Other matters that the corporate auditors have decided need to be reported in order for them to execute their duties.

9. Other systems to ensure that the audits by the corporate auditors are conducted effectively

When the corporate auditors decide that it is necessary, opportunities shall be provided for them to interview directors or employees. In addition, corporate auditors periodically meet with the accounting and corporate auditors of major subsidiaries etc. for the exchange of information and to ensure cooperation. At the same time, full-time corporate auditors attend meetings of major committees including the Departmental Liaison Committee, which is made up of department managers of the Company, and the CEO Conference.

(Note)	Within this business report amounts less than stated units are omitted, and ratios less than stated units are rounded.

Consolidated Financial Statements

Consolidated Balance Sheets

(As of March 31, 2012)

(Millions of yen; amounts less than one million yen are omitted.)

Amount
<ASSETS>

Current assets	¥1,910,452
Cash and deposits	1,016,251
Notes and accounts receivable - trade	661,287
Marketable securities	4,575
Merchandise and finished products	42,618
Deferred tax assets	56,469
Other current assets	168,264
Less: Allowance for doubtful accounts	(39,014)

Fixed assets	2,983,553

Property and equipment, net	1,296,393
Buildings and structures	77,404
Telecommunications equipment	988,541
Telecommunications services lines	65,213
Land	23,175
Construction in progress	80,501
Other property and equipment	61,555

Intangible assets, net	1,126,514
Goodwill	780,242
Software	310,151
Other intangibles	36,120

Investments and other assets	560,644
Investment securities	338,198
Deferred tax assets	104,327
Other assets	134,076
Less: Allowance for doubtful accounts	(15,957)
Deferred charges	5,699

Total assets	¥4,899,705

<LIABILITIES>

Current liabilities	¥1,923,725
Accounts payable-trade	190,532
Short-term borrowings	403,167
Current portion of corporate bonds	144,988
Accounts payable-other and accrued expenses	835,053
Income taxes payable	125,116
Current portion of lease obligations	152,682
Other current liabilities	72,184

Long-term liabilities	1,540,339
Corporate bonds	459,900
Long-term debt	560,070
Deferred tax liabilities	20,370
Liability for retirement benefits	14,953
Allowance for point mileage	32,074
Lease obligations	347,699
Other liabilities	105,272

Total liabilities	3,464,065

<EQUITY>

Shareholders’ equity	957,947
Common stock	213,797

Additional paid in capital	236,562
Retained earnings	530,534
Less: Treasury stock	(22,947)

Valuation and translation adjustments	(21,253)
Unrealized gain on available-for-sale securities	10,566
Deferred loss on derivatives under hedge accounting	(993)
Foreign currency translation adjustments	(30,826)
Stock acquisition rights	898
Minority interests	498,047

Total equity	1,435,640

Total liabilities and equity	¥4,899,705

Consolidated Statements of Income

(Fiscal year from April 1, 2011 to March 31, 2012)

(Millions of yen; amounts less than one million yen are omitted.)

	Amount
Net sales		¥3,202,435
Cost of sales		1,485,750

Gross Profit		1,716,685

Selling, general and administrative expenses		1,041,401

Operating income		675,283

Non-operating income		11,308
Interest income	1,829
Dividends income	2,570
Other non-operating income	6,908

Non-operating expenses		112,940
Interest expense	62,206
Equity in losses of affiliated companies	2,947
Refinancing related expense	24,956
Other non-operating expenses	22,831

Ordinary income		573,651

Special income		117,765
Gain on sale of investment securities	88,368
Dilution gain from changes in equity interest	20,185
Unrealized appreciation on valuation of investments and loss on sale of investments at subsidiaries in the U.S., net	1,985
Other special income	7,225

Special loss		59,160
Valuation loss on investment securities	13,971
Premium on advanced redemption of debt security	21,875
Loss from liquidation of subsidiaries and affiliates	19,071
Other special losses	4,242

Income before income taxes and minority interest		632,256

Income taxes:
Current		196,509
Deferred		58,203

Income before minority interests		377,543

Minority interests in net income		63,790

Net income		¥313,752

Consolidated Statements of Changes in Equity

(Fiscal year from April 1, 2011 to March 31, 2012)

	(Millions of yen; amounts less than one million yen are omitted.)

	Shareholders’ equity
	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Total
Balance at April 1, 2011	¥188,775	¥212,510	¥222,277	¥(240)	¥623,321
Changes of items during the year
Exercise of warrants	25,022	24,979	—	—	50,002
Cash dividends	—	—	(5,411)	—	(5,411)
Net income	—	—	313,752	—	313,752
Purchase of treasury stock	—	—	—	(22,706)	(22,706)
Adjustments of retained earnings due to change in scope of consolidation	—	—	12	—	12
Adjustments of retained earnings due to change in scope of equity method	—	—	(96)	—	(96)
Changes in foreign affiliate’s interests in its subsidiary	—	(927)	—	—	(927)
Items other than changes in shareholders’ equity, net	—	—	—	—	—

Total changes in the year	25,022	24,052	308,257	(22,706)	334,625

Balance at March 31, 2012	¥213,797	¥236,562	¥530,534	¥(22,947)	¥957,947

	Valuation and translation adjustments				Stock acquisition rights	Minority interests	Total equity
	Unrealized gain (loss) on available- for- sale securities	Deferred gain (loss) on derivatives under hedge accounting	Foreign currency translation adjustments	Total
Balance at April 1, 2011	¥34,920	¥11,224	¥(50,213)	¥(4,068)	¥703	¥259,661	¥879,618
Changes of items during the year
Exercise of warrants	—	—	—	—	—	—	50,002
Cash dividends	—	—	—	—	—	—	(5,411)
Net income	—	—	—	—	—	—	313,752
Purchase of treasury stock	—	—	—	—	—	—	(22,706)
Adjustments of retained earnings due to change in scope of consolidation	—	—	—	—	—	—	12
Adjustments of retained earnings due to change in scope of equity method	—	—	—	—	—	—	(96)
Changes in foreign affiliate’s interests in its subsidiary	—	—	—	—	—	—	(927)
Items other than changes in shareholders’ equity, net	(24,354)	(12,217)	19,387	(17,184)	195	238,385	221,396

Total changes in the year	(24,354)	(12,217)	19,387	(17,184)	195	238,385	556,021

Balance at March 31, 2012	¥10,566	¥(993)	¥(30,826)	¥(21,253)	¥898	¥498,047	¥1,435,640

Notes to Consolidated Financial Statements

(Basis of Presentation of Consolidated Financial Statements)

1.	Changes in scope of consolidation

Number of Consolidated subsidiaries:    133

Name of main consolidated subsidiaries

SOFTBANK MOBILE Corp., SOFTBANK BB Corp., SOFTBANK TELECOM Corp., Yahoo Japan Corporation, and SOFTBANK Holdings Inc.

Number of newly consolidated subsidiaries:    25

Significant company and reason for consolidation

SFJ Capital Limited

SFJ Capital Limited newly became a consolidated subsidiary due to the growth of materiality in accordance with the capital increase through the issuance of the preferred securities on September 22, 2011.

Companies excluded from the scope of consolidation:    9

Significant company and reason for exclusion

Charlton Acquisition LLP	Due to liquidation

63 subsidiaries were not consolidated as the individual and aggregate amounts were not considered material in relation to the consolidated total assets, net sales, net income and retained earnings of the SOFTBANK Consolidated Financial Statements.

The Company owns 100% shares issued by WILLCOM, Inc. However, WILLCOM, Inc. is in the process of reorganization under the Corporate Reorganization Act and the Company does not have effective control over WILLCOM, Inc. Therefore, WILLCOM, Inc. is not treated as a subsidiary.

2.	Changes in scope of equity method

Non-consolidated subsidiaries:  3    companies

Affiliates:	71 companies

<Increase>	9 companies

Significant companies and reason for application of equity method

InMobi Pte Ltd	Newly acquired

<Decrease>	8 companies

60 non-consolidated subsidiaries and 26 affiliates were not accounted for under the equity method, as the individual and aggregate amounts were not considered material in relation to the net income and retained earnings of the SOFTBANK Consolidated Financial Statements.

3.	Fiscal year ends of consolidated subsidiaries

16 consolidated subsidiaries whose closing dates differ from a consolidated closing date use their own financial statements as closing date variance is within three months.

All significant intercompany balances and transactions which occurred between 16 consolidated subsidiaries’ closing date and consolidated closing date have been eliminated in consolidation.

18 consolidated subsidiaries whose closing dates differ from a consolidated closing date use their financial statements based on provisional closing as closing date variance is over three months.

4.	Summary of significant accounting policies

(1)	Evaluation standards and methods for major assets

1)	Marketable securities and investment securities

Held-to-maturity debt securities	:	Stated at amortized cost

Available-for-sale securities

With market quotations	:	Stated at fair value, which represents the market prices at the balance sheet date (unrealized gain/loss is included as a separate component in equity, net of tax, while cost is primarily determined using the moving-average method)

Without market quotations	:	Carried at cost, primarily based on the moving-average method

Certain subsidiaries of the Company in the United States of America qualify as investment companies under the provisions set forth in Financial Services – Investment Companies of the FASB Accounting Standards Codification Topic 946 (ASC 946) and account for the investment securities in accordance with the ASC 946. The investment securities are carried at fair value, and net changes in fair value are recorded in the consolidated statements of income under the application of the ASC 946.

2) Derivative instruments	:	Stated at fair value

3) Inventories (merchandise)	:	Carried at cost, primarily net selling value determined by the moving-average method

(2)	Depreciation and amortization

1) Property and equipment

Buildings and structures	:	Computed primarily using the straight-line method

Telecommunications equipment	:	Computed using the straight-line method

Telecommunications service lines	:	Computed using the straight-line method

Others	:	Computed primarily using the straight-line method

2) Intangible assets	:	Computed using the straight-line method

Finance lease in which the ownership of leased assets is not transferred to lessees at the end of lease periods are computed using the straight-line method over the period of the finance leases. Finance lease transactions in which the ownership of leased assets was not transferred to lessees and contracted before April 1, 2008 are accounted for as operating lease transactions.

(3)	Accounting principles for major allowances and accruals

Allowance for doubtful accounts	:	To prepare for uncollectible credits, allowance for doubtful accounts is calculated based on the actual bad debt ratio, and specific allowance for doubtful accounts deemed to be uncollectible is calculated considering its collectability.

Accrued retirement benefits	:

SOFTBANK MOBILE Corp., SOFTBANK TELECOM Corp., and certain other subsidiaries have defined benefit pension plans for their employees. These companies account for the obligation for retirement benefits based on the projected benefit obligations at the end of the fiscal year.

SOFTBANK MOBILE Corp. and SOFTBANK TELECOM Corp. amended the pension plans by suspending the defined benefit pension plans at the end of March 2007 and March 2006, respectively, and implementing defined contribution pension plans. The retirement benefits existed and calculated under the benefit pension plan were fixed and will be paid at the retirement of applicable employees, and the projected benefit obligations are calculated based on these fixed retirement benefits. As a result, there is no service cost under the defined benefit pension plans at SOFTBANK MOBILE Corp. and SOFTBANK TELECOM Corp.

Allowance for point mileage	:	SOFTBANK MOBILE Corp. has an allowance for point mileage which is accrued based on the estimated future obligation arising from point service, based on past experience.

(4)	Accounting for significant hedge transactions

[1]	Forward-exchange contract

1)	<Hedge accounting>

Receivables and obligations denominated in foreign currencies for which foreign exchange forward contracts are used to hedge the foreign currency fluctuation are translated at the contracted rate, if the forward contracts qualify for hedge accounting. For forecasted transactions denominated in foreign currencies, recognitions of gains or losses resulting from changes in fair value of derivative instruments for hedging are deferred until the related gains and losses on hedged items are recognized.

2)	<Derivative instruments for hedging and hedged items>

Derivative instruments for hedging	:	Forward-exchange contract

Hedged items	:	Foreign currency-denominated receivables, obligations and forecasted transactions

3)	<Hedging policy>

In accordance with the Group’s policy, derivative financial instruments are used to hedge foreign exchange risk associated with hedged items denominated in foreign currencies.

4)	<Effectiveness of hedge transactions>

For receivables and obligations denominated in foreign currencies, effectiveness of the hedge transaction is omitted due to qualifying for hedge accounting. For forecasted transaction denominated in foreign currencies, the effectiveness of hedge transaction is assessed by measuring high correlation between the variability of cash flows associated with the foreign currency fluctuation of hedged items and variability of cash flows of hedge instruments.

[2]	Interest rate swap

1)	<Hedge accounting>

Recognitions of gains or losses resulting from changes in fair value of derivative instruments for hedging are deferred until the related gains and losses on hedged items are recognized.

2)	<Derivative instruments for hedging and hedged items>

Derivative instruments for hedging	:	Interest rate swap contracts

Hedged items	:	Interest expense on borrowings

3)	<Hedging policy>

In accordance with the Group’s policy, derivative financial instruments are used to hedge the risk of exposures to fluctuations in interest rates in accordance with its internal policies, regarding the authorization and credit limit amount.

4)	< Effectiveness of hedge transactions >

The effectiveness of hedge transaction is assessed by measuring high correlation between the variability of cash flows associated with the interest rate of hedged items and variability of cash flows of hedge instruments.

(5)	Amortization of goodwill

“Goodwill” is amortized on a straight-line basis over reasonably estimated periods in which economic benefits are expected to be realized. Immaterial goodwill is expensed as incurred.

The goodwill resulted from acquisition of Vodafone K.K. (currently SOFTBANK MOBILE Corp.) is amortized over a 20-year-period.

(6) Accounting method for consumption taxes	:	Consumption taxes are accounted for using the net method of reporting.

(7)	Application of Consolidated taxation system

BB Mobile Corp., as a parent company of the consolidated tax return, SOFTBANK MOBILE, and Telecom Express Co., Ltd. adopted the consolidated taxation system

5.	Additional information

(1)	Accounting Standard for Accounting Changes and Error Corrections

“Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan (ASBJ) Statement No.24, December 4, 2009) and “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No.24, December 4, 2009) were applied to accounting changes and error corrections made on or after April 1, 2011.

(2)	Change of deferred tax assets and deferred tax liability by the change of effective statutory tax rate

“Act on the Partial Revision of the Income Tax Act for the Establishment of a Taxation System Responding to Structural Transformation of Economy and Society” and “Act on Special Measures for Securing Financial Resources Needed to Implement Measures to Recover From the Great East Japan Earthquake” were issued on December 2, 2011. By these acts, the effective statutory tax rate, which is used to calculate deferred tax assets and liability for this year was changed from 40.69%, which was used as of March 31, 2011. The new effective tax rate will be as follows, depending when the temporary difference will reverse.

From April 1, 2012 to March 31, 2015: 38.01%

On and after April 1, 2015: 35.64%

By this change, deferred tax assets net of deferred liability decreased by ¥11,875 million, Deferred income taxes increased by ¥12,452 million and Unrealized gain on available-for-sale securities increased by ¥577 million respectively.

Notes

(Consolidated Balance Sheets)

1.	Secured loans

(1) Assets pledged as collateral for secured liabilities

For short-term borrowings and long-term debt

Assets pledged as collateral and secured liabilities by consolidated subsidiaries are as follows:

Assets pledged as collateral:
Cash and deposits	99	million yen
Secured liabilities:
Accounts payable – trade	935
Short-term borrowings	27
Long-term debt	64

Total	1,027	million yen

(2) Borrowings by security lending agreements

Cash receipts as collateral from financial institutions, to whom the Company lent a portion of shares in its subsidiary under security lending agreements are presented as follows:

Short-term borrowings	93,000 million yen

(3) Others

A consolidated subsidiary purchased assets by installments, and the assets of which ownership was not transferred to the consolidated subsidiary and its installment payables are as follows:

Assets of which ownership is not transferred:
Buildings and structures	59	million yen
Telecommunications equipment	54,927
Construction in progress	210
Other property and equipment	6
Software	17,006
Other intangibles	36
Investments and other assets – other assets	246

Total	72,494	million yen
Installment payables:
Accounts payable – other and accrued expenses	16,208
Long-term liabilities – other liabilities	58,037

Total	74,245	million yen

2.	Guarantee obligation

The Company has entered into a sponsor agreement with WILLCOM, Inc. Under the sponsor agreement, the Company provides necessary financial support to WILLCOM, Inc. for business operation and execution of the rehabilitation plan. The agreement is effective until WILLCOM, Inc. completes the payment of its reorganization clams and reorganization security interests (Total amount ¥41,000 million) amounting to ¥ 34,151 million as of March 31, 2012.

3. Accumulated depreciation of property and equipment	1,205,104 million yen

4.	Financial covenants

The Group’s interest-bearing debt includes financial covenants, with which the Group is in compliance. The major financial covenants are as follows. If the Group fails to comply with the following covenants, creditors may require repayment of all debt. (Where the covenants set several conditions, the strictest condition is presented below.)

As of March 31, 2012, there is no infringement of the debt covenants.

(1) The amount of the Company’s net assets at the end of the year and the first half of the year must not fall below 75% of the Company’s net assets at the end of the previous year.

(2) The consolidated balance sheets of the Company and BB Mobile Corp. at the end of the year and the first half of the year must not show a net capital deficiency. The balance sheets of SOFTBANK MOBILE, SOFTBANK BB and SOFTBANK TELECOM at the end of the year and the first half of the year must not show a net capital deficiency.

5.	Asset retirement obligation

The Group has obligations to restore mobile phone base stations and telephone line facilities for transmission to their original conditions under the rental contracts. However, considering business continuity, the removal of these facilities is difficult and the possibility of executing the obligation to restore these facilities to their original condition is extremely low, and therefore, the asset retirement obligations are not recorded as of March 31, 2012.

(Consolidated Statements of Income)

1.	Refinancing related expense

It is primarily ¥23,957 million of procurement expense related to the total amount of ¥ 550.0 billion financing based on the resolution of the directors’ meeting held on July 21, 2011 and cancellation expense of interest-rate swap to hedge interest rate risks along with the repayment of SBM loan*.

*¥1,366.0 billion loan to SOFTBANK MOBILE procured in November 2006 by Mizuho Trust & Banking Co., Ltd, the “Tokutei Kingai Trust Trustee” under the whole business securitization scheme. The SBM loan was associated with the series of financing transactions for the Company to acquire Vodafone K.K (currently SOFTBANK MOBILE). This loan was paid off on October 27, 2011.

2.	Gain on sale of investment securities

The gain on sale of investment securities for the current period is primarily attributable to a ¥76,430 million gain on sale of Yahoo! Inc. shares.

In connection with the Company’s financing of approximately $1,135 million from CITIBANK, N.A. through its U.S subsidiary in February 2004, certain forward contracts (“collar transaction”) were entered into, which allowed the obligation to be settled at maturity by delivering Yahoo! Inc. shares held by the Company’s subsidiary. The forward contracts were to effectively hedge the variability of cash flows associated with the future market price of the underlying securities.

During the fiscal year ended March 31, 2012, the obligation under the forward contracts was settled at maturity by effectively delivering the shares of Yahoo! Inc. (book basis of $142 million) to CITIBANK, N.A. The cash proceeds received by the Company’s subsidiary from delivering the shares of Yahoo! Inc. to CITIBANK, N.A. were then remitted to repay the related obligation. “Gain on sale of investment securities” of ¥76,430 million ($993 million) was recorded as a result of settling the forward contracts.

During the fiscal year ended March 31, 2011, the shares of Yahoo! Inc. were reclassified to “Marketable securities” under current assets from “Investment securities” under investment and other assets. This was to coincide with the reclassification of the related obligation under current liabilities, of which the remaining period until maturity was less than one year. Accordingly, the gain on sale from this transaction was recorded as “Gain on sale of investment securities.”

3.	Unrealized appreciation on valuation of investments and loss on sale of investments at subsidiaries in the United States of America, net

Certain subsidiaries of the Company in the United States of America qualify as investment companies under the provisions set forth in Financial Services – Investment Companies of the FASB Accounting Standards Codification Topic 946(ASC 946) and account for investment securities in accordance with ASC 946.

The net changes in the fair value of the investments are recorded as unrealized appreciation on valuation of investments and loss on sale of investments at subsidiaries in the U.S., net and loss on sale of investments, computed based on the acquisition cost, is also included in this account.

The unrealized appreciation on valuation of investments and loss on sale of investments included in unrealized appreciation on valuation of investments and loss on sale of investments at subsidiaries in the U.S., net in the consolidated statements of income are as follows:

Unrealized appreciation on valuation of investments at subsidiaries in the U.S., net	3,584
Loss on sale of investments at subsidiaries in the U.S., net	(1,598)

Total	1,985	million yen

4.	Premium expense on advanced repayment of long-term debt

As a result of the refinancing of SBM loan, a premium expense occurred for the advanced repayment of the entire loan on October 27, 2011.

(Consolidated Statements of Changes in Equity)

1.	Class and number of outstanding shares as of March 31, 2012

Number of common stock	1,107,728,781

2.	Dividends

(1) Dividend paid

Resolution	Class of shares	Amount of dividend Millions of yen	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders, June 24, 2011	Common stock	5,411	¥5.00	March 31, 2011	June 27, 2011

(2) Dividends which recorded date is in this fiscal year and effective date for payment is in the following fiscal year

Resolution	Class of shares	Amount of dividend Millions of yen	Source of dividend	Dividend per share	Record date	Effective date
Ordinary general meeting of shareholders, June 22, 2012	Common stock	43,940	Retained earnings	¥40.0	March 31, 2012	June 25, 2012

3.	Number of shares for stock acquisition rights as of March 31, 2012

Number of common stock	3,393,500

(Financial Instruments)

1.	Conditions of Financial instruments

(1)	Management policy

The Group utilizes diversified financing methods of raising funds through both indirect financing, such as bank loans, and direct financing, such as issuance of bonds and commercial paper and borrowings through securitization, taking market conditions and current/non-current debts ratio into consideration. The Group makes short-term deposits for fund management purposes. The Group also utilizes derivative financial instruments to hedge various risks as described in detail below and does not enter into derivatives for trading or speculative purposes.

(2)	Financial instruments, risks, and risk management

The notes and accounts receivable-trade are exposed to credit risk of customers. To minimize the credit risk, the Group performs due date controls and balance controls for each customer in accordance with internal customer credit management rules, and regularly screens major customers’ credit status. For credit risk associated with installment sales receivables of mobile handsets, SOFTBANK MOBILE Corp. screens customers’ credit in accordance with internal screening standards for new subscriber contracts as well as refers to an external institution for customers’ credit status.

Marketable and investment securities are exposed to stock market fluctuation risk and foreign currency exchange risk. For those risks, the Group is continuously monitoring investees’ financial condition, stock market fluctuation, and foreign currency exchange risk. The Group entered into a variable share prepaid forward contract (collar transaction) utilizing its shares of Yahoo! Inc. The purpose of this collar transaction was to hedge the variability of cash flows associated with the future market price of the underlying security, which was for the settlement of loans at their maturity. During the fiscal year ended March 31, 2012, the collar transaction was settled as the obligation under the forward contracts was settled at maturity by effectively delivering the shares of Yahoo! Inc.

Maturities of accounts payable-trade and accounts payable-other are mostly within one year. Loan payables with variable interest rate are exposed to interest rate risk, and interest rate swaps are used for certain loan payables in order to hedge this risk. Corporate bonds are mainly issued by the Company and corporate bonds denominated in foreign currency are exposed to foreign currency exchange risk. Foreign exchange forward contracts are used to hedge this risk.

In order to hedge the cash flow fluctuation risk associated with the future market price of underlying securities for sale, interest rate risk associated with financial assets and liabilities, and foreign currency exchange risk associated with assets and liabilities denominated in foreign currencies, derivative transactions such as a collar transaction, interest rate swap transactions, and foreign exchange forward contracts are used. The collar transaction, which was used to hedge the variability of cash flows associated with the future market price of the underlying security, was settled during the fiscal year ended March, 31, 2012.

Hedge accounting is applied for certain derivative transactions. Hedging instruments and hedged items, hedging policy, and effectiveness of hedge transactions are described in “Basis of Presentation of Consolidated Financial Statements 4. Summary of significant accounting policies (4) Accounting for significant hedge transactions.” Derivative transactions entered into by the Company are implemented and controlled based on the Company’s internal polices and are limited to the extent of actual demand. Balance and fair value of derivative transactions are reported regularly to the board of directors. Consolidated subsidiaries also manage the derivative transactions based on the Company’s policies.

(3)	Supplemental explanation regarding fair value of financial instruments

Fair value of financial instruments are measured based on the quoted market price, if available, or reasonably assessed value if a quoted market price is not available. Fair value of financial instruments which quoted market price is not available is calculated based on certain assumptions, and the fair value might differ if different assumptions are used. In addition, the contract amount of the derivative transactions described below in “2. Fair value of financial instruments” does not represent the market risk of the derivative transactions.

2.	Fair value of financial instruments

The carrying amounts on the consolidated balance sheets, fair value, and differences as of March 31, 2012 are as follows.

In addition, financial instruments, of which it is extremely difficult to measure the fair value, are not included. (Please see “Notes 2. Financial instruments of which the fair value is extremely difficult to measure”)

	(Millions of yen)

	As of March 31, 2012
	Carrying amount	Fair value	Difference
Assets
(1) Cash and deposit	¥1,016,251	¥1,016,251	¥—
(2) Notes and accounts receivable-trade	661,287
Allowance for doubtful accounts[1]	(36,882)

Notes and accounts receivable-trade, net	624,405	624,405	—
(3) Marketable securities and investment securities
[1] Held-to-maturity debt securities	691	580	(110)
[2] Investments in unconsolidated subsidiaries and affiliated companies	60,599	82,041	21,442
[3] Other securities	83,123	83,123	—

Total	1,785,071	1,806,402	21,331

Liabilities
(1) Accounts payable-trade	190,532	190,532	—
(2) Short-term borrowings	403,167	403,167	—
(3) Current portion of corporate bonds	144,988	144,988	—
(4) Accounts payable-other and accrued expenses	835,053	835,053	—
(5) Income taxes payable	125,116	125,116	—
(6) Current portion of lease obligations	152,682	152,682	—
(7) Corporate bonds	459,900	466,836	6,936
(8) Long-term debt	560,070	568,472	8,402
(9) Lease obligations	347,699	351,831	4,132

Total	3,219,210	3,238,681	19,470

Derivative transactions[2]
[1] Hedge accounting is not applied	1,683	1,683	—
[2] Hedge accounting is applied	(993)	(993)	—

Total	¥689	¥689	¥—

Notes:

1.	Allowance for doubtful accounts associated with notes and accounts receivable-trade are deducted.
2.	Derivative assets and liabilities are on net basis.

Notes 1. Fair value measurement of financial instruments

Assets

(1)	Cash and deposits

The carrying amount approximates fair value because of the short maturity of these instruments.

(2)	Notes and accounts receivable-trade

The carrying amount of installment sales receivables approximates fair value, which is based on the present value of future cash flows through maturity discounted using an estimated credit-risk-adjusted interest rate. The carrying amount of notes and accounts receivable-trade other than installment sales receivables approximates fair value because of the short maturity of these instruments.

(3)	Marketable and investment securities

The fair value of equity securities equals quoted market price, if available. The fair value of debt securities equals quoted market price or provided price by financial institutions. The investment securities held by certain subsidiaries in the United States of America which apply ASC 946 are carried at fair value. Notes to investment securities by holding purpose are as follows:

1.	Held-to-maturity debt securities

	(Millions of yen)

	As of March 31, 2012
Classification	Carrying amount	Fair value	Difference
Fair value ≤ Carrying amount Corporate bonds	691	580	(110)

Total	¥691	¥580	¥(110)

2.	Marketable and investment securities at fair value

	(Millions of yen)

	As of March 31, 2012
Classification	Investment cost	Carrying amount	Difference
Carrying amount > Investment cost
(1) Equity securities	¥35,012	¥58,168	¥23,155
(2) Debt securities	498	502	3
(3) Others	373	373	0

Sub-total	35,884	59,044	23,159

Carrying amount ≤ Investment cost
(1) Equity securities	8,931	6,278	(2,652)
(2) Debt securities	759	730	(28)
(3) Others	3,293	3,211	(81)

Sub-total	12,983	10,220	(2,762)

Total	¥48,867	¥69,264	¥20,396

Note:	Investment securities held by certain subsidiaries in the United States of America which apply ASC 946 are described in below “5. Investment securities evaluated at fair value under the provisions set forth in Financial Services – Investment Companies of the FASB Accounting Standards Codification.”

3.	Marketable and investment securities sold during the fiscal year ended March 31, 2012

	(Millions of yen)

Securities	Sales price	Gain on sales	Loss on sales
(1) Equity securities	¥76,696	¥87,007	¥45
(2) Others	2,459	52	83

Total	¥79,155	¥87,060	¥129

Note:	Sales price of ¥12,415 million, gain on sales of ¥8,454 million, and loss on sales of ¥19 million for financial instruments of which the fair value is extremely difficult to measure are included in the amounts above.

4.	Marketable and investment securities impaired

Certain marketable and investment securities are impaired, and valuation loss on investment securities of ¥13,971 million (valuation loss on investment securities, of which the fair value is extremely difficult to measure, of ¥5,291 million is included) is recorded for the fiscal year ended March 31, 2012.

5.	Investment securities evaluated at fair value under the provisions set forth in Financial Services – Investment Companies of the FASB Accounting Standards Codification

Certain subsidiaries of the Company in the United States of America account for investment securities in accordance with ASC 946.

Proceeds from sales and the carrying amounts of the investment securities at fair value recorded in the consolidated balance sheets as of March 31, 2012 were as follows:

As of March 31, 2012
Proceeds from sales:	507	million yen
Carrying amounts of investment securities at fair value:	13,860	million yen

Liabilities

(1)	Accounts payable-trade, (4) Accounts payable-other and accrued expenses, and (5) Income taxes payable

The carrying amount approximates fair value because of the short maturity of these instruments.

(2)	Short-term borrowings

The carrying amount of the current portion of long-term debt approximates fair value since the carrying amount was equivalent to the present value of future cash flows discounted using the current borrowing rate for similar debt of a comparable maturity. Borrowings other than the current portion of long-term debt, the carrying amount approximates fair value because of the short maturity of these instruments.

(3)	Current portion of corporate bonds

The carrying amount approximates fair value because the carrying amount was equivalent to the quoted market price.

(6)	Current portion of lease obligations

The carrying amount approximates fair value since the carrying amount was equivalent to the present value of future cash flows discounted using the current interest rate for similar lease contracts of comparable maturities and contract conditions.

(7)	Corporate bonds

Fair value equals the quoted market price.

(8)	Long-term debt

Fair value of long-term debts is based on the present value of future cash flows discounted using the current borrowing rate for similar debt of a comparable maturity.

(9)	Lease obligations

Fair value equals to the present value of future cash flows discounted using the current interest rate for similar lease contracts of comparable maturities and contract conditions.

(Derivative Transactions)

(1) Derivative transactions to which the Company did not apply hedge accounting

1. Currency Related

		(Millions of yen)

	Nature of transaction	March 31, 2012
		Contract amounts		Fair value	Unrealized gain (loss)
			Over 1 year
Off-market transactions	Forward exchange contracts to-
	Purchase U.S. dollars and sell Japanese yen	¥53,099	—	¥1,683	¥1,683
	Purchase U.S. dollars and sell Korean won	480	—	(0)	(0)
	Purchase Euro and sell Japanese yen	18	—	(0)	(0)

	Total	¥53,599	—	¥1,683	¥1,683

Note: Fair value is based on information provided by financial institutions at the end of the fiscal year.

(2) Derivative transactions to which the Company applied hedge accounting

1. Currency Related

			(Millions of yen)

Hedge accounting method	Nature of transaction	Hedged items	Contract amount		Fair value
				Over 1 year
Alternative method	Forward-exchange contracts: to buy:
	U.S. dollars	Accounts payable – other	¥148	¥—	¥—
	Euro	Accounts payable – trade	1,020	—	—
	Forward-exchange contracts: to sell:
	U.S. dollars	Accounts receivable – trade	86	—	—

Total			¥1,254	¥—	¥—

Note:	For certain accounts payable-other, accounts payable-trade, and accounts receivable-trade denominated in foreign currencies for which foreign exchange forward contracts are used to hedge the foreign currency fluctuations, fair value of derivative financial instrument is included in fair value of the accounts payable-other, accounts payable-trade, and accounts receivable-trade as hedged items.

2. Interest Related

			(Millions of yen)

Hedge accounting method	Nature of transaction	Hedged items	Contract amount		Fair value
				Over 1 year
Deferral hedge accounting	Interest swap:
	Receiving floating rate and paying fix rate	Interest for loan	¥99,000	¥84,000	¥(993)

Total			¥99,000	¥84,000	¥(993)

Note:	Fair value is based on information provided by financial institutions at the end of the fiscal year.

Notes 2.	Financial instruments of which the fair value is extremely difficult to measure.

(Millions of yen)

Classification	Carrying amounts
Unlisted investment securities of unconsolidated subsidiaries and affiliated companies	¥148,884
Unlisted equity securities	42,805
Investments in partnerships	6,666

Total	¥198,357

Note:	Above are not included in “Assets (3) Marketable and investment securities” because there is no market value and it is extremely difficult to measure the fair value.

Notes 3.	The redemption schedule for money claim and held-to-maturity debt securities with maturity date subsequent to the consolidated balance sheets date.

	(Millions of yen)

Classification	April 1, 2012 to March 31, 2013	April 1, 2013 to March 31, 2017	April 1, 2017 to March 31, 2022	April 1, 2022 and thereafter
Cash and deposits	¥1,016,251	¥—	¥—	¥—
Notes and accounts receivable-trade	587,958	73,328	—	—
Marketable and investment securities
Held-to-maturity debt securities (corporate bonds)	200	—	—	600
Other securities with maturity date (corporate bonds)	630	200	200	—
Other securities with maturity date (other)	400	101	—	—

Sub-total	1,230	301	200	600

Total	¥1,605,440	¥73,630	¥200	¥600

Notes 4.	The redemption schedule for corporate bonds, long-term debt, and lease obligations subsequent to the consolidated balance sheets date.

	(Millions of yen)

Classification	April 1, 2012 to March 31, 2013	April 1, 2013 to March 31, 2014	April 1, 2014 to March 31, 2015	April 1, 2015 to March 31, 2016
Corporate bonds	¥144,988	¥205,000	¥74,900	¥70,000
Long-term debt	299,209	359,290	200,310	72
Lease obligations	152,682	120,372	101,289	80,644

Total	¥596,880	¥684,663	¥376,500	¥150,716

Classification	April 1, 2016 to March 31, 2017	April 1, 2017 to March 31, 2022	April 1, 2022 and thereafter
Corporate bonds	¥100,000	¥10,000	¥—
Long-term debt	388	7	—
Lease obligations	45,389	3	—

Total	¥145,778	¥10,011	¥—

(Per share data)

Shareholders’ equity per share	¥852.69
Net income per share	¥285.78

Non-consolidated Financial Statements

Balance Sheet

(As of March 31, 2012)

(Millions of yen; amounts less than one million yen are omitted.)

Amount
<ASSETS>

Current assets	¥711,569
Cash and deposits	644,583
Accounts receivable - trade	45,863
Prepaid expense	404
Deferred tax assets	4,200
Short-term loan receivable	5,429
Other current assets	11,088

Fixed assets	2,271,884

Property and equipment, net	13,797
Assets for rent	6,737
Buildings	2,437
Aircraft	3,395
Tools, equipment and fixtures	53
Land	336
Other	837

Intangible assets, net	422
Trademark	77
Software	266
Other intangibles	78

Investments and other assets	2,257,663
Investment securities	26,011
Investments in subsidiaries and affiliated companies	1,567,950
Investments in consolidated and affiliated partnerships	2,318
Long-term loan receivable	646,488
Other assets	18,595
Less: Allowance for doubtful accounts	(3,700)

Deferred charges	1,619
Stock issuance cost	162
Bond issuance cost	1,457

Total assets	¥2,985,073

<LIABILITIES>

Current liabilities	¥1,175,217
Short-term borrowings	398,956
Current portion of long term debt	298,900
Current portion of corporate bonds	95,000
Current portion of warrant bonds	49,988
Accounts payable - other	324,714
Accrued expenses	5,876
Income taxes payable	5
Allowance for bonus	471
Other current liabilities	1,305

Long-term liabilities	1,316,853
Corporate bonds	459,900
Long-term debt	809,722
Deferred tax liabilities	19,978
Assets retirement obligations	4,497
Other liabilities	22,755

Total liabilities	2,492,071

<EQUITY>

Shareholders’ equity	490,029
Common stock	213,797
Additional paid-in capital	227,743
Capital reserve	227,743
Retained earnings	71,435
Earned surplus reserve	1,414
Other retained earnings	70,021
Retained earnings carried forward	70,021
Less: Treasury stock	(22,947)

Valuation and translation adjustments	2,875
Unrealized gain on available-for-sale securities	3,868
Deferred loss on derivatives under hedge accounting	(993)

Stock acquisition rights	98

Total equity	493,002

Total liabilities and equity	¥2,985,073

Statement of Income

(Fiscal year from April 1, 2011 to March 31, 2012)

(Millions of yen; amounts less than one million yen are omitted.)

	Amount
Net sales		¥43,700

Cost of sales		—

Gross Profit		43,700

Selling, general and administrative expenses		13,674

Operating income		30,026

Non-operating income		60,410
Interest income	19,473
Dividend income	37,305
Foreign exchange gain, net	263
Other non-operating income	3,367

Non-operating expenses		53,802
Interest expense	21,015
Bond interest	11,722
Loss on investments in partnerships	8,888
Refinancing related expense	7,343
Other non-operating expenses	4,833

Ordinary income		36,634

Special income		13,080
Gain on sale of investment securities	1,955
Gain on sale of investments in subsidiaries and affiliated companies	14
One-time recognition of unrecognized loan interest income from subsidiaries and affiliates	6,925
Premium on advanced redemption of debt security	4,185

Special loss		25,949
Valuation loss on investment securities	288
Valuation loss on subsidiaries and affiliated companies	8,752
Loss on liquidation of subsidiaries and affiliates	16,608
Other special losses	300

Income before income taxes		23,765

Income taxes		5

Income taxes deferred		(1,578)

Net income		¥25,339

Statement of Changes in Equity

(Fiscal year from April 1, 2011 to March 31, 2012)

	(Millions of yen; amounts less than one million yen are omitted.)

	Shareholders’ equity
	Common stock	Additional paid-in capital	Retained earnings			Treasury stock	Total
		Capital reserve	Earned surplus reserve	Other retained earnings	Total retained earnings
				Retained earnings carried forward
Balance at April 1, 2011	¥188,775	¥202,764	¥1,414	¥50,093	¥51,507	¥(240)	¥442,806
Changes of items during the year
Exercise of warrants	25,022	24,979	—	—	—	—	50,002
Cash dividends	—	—	—	(5,411)	(5,411)	—	(5,411)
Net income	—	—	—	25,339	25,339	—	25,339
Purchase of treasury stock	—	—	—	—	—	(22,706)	(22,706)
Items other than changes in shareholders’ equity, net	—	—	—	—	—	—	—

Total changes in the year	25,022	24,979	—	19,927	19,927	(22,706)	47,223

Balance at March 31, 2012	¥213,797	¥227,743	¥1,414	¥70,021	¥71,435	¥(22,947)	¥490,029

	Valuation and translation adjustments			Stock acquisition rights	Total equity
	Unrealized gain (loss) on available-for-sale securities	Deferred gain (loss) on derivatives under hedge accounting	Total valuation and translation adjustments
Balance at April 1, 2011	¥(21,734)	¥(1,418)	¥(23,153)	¥100	¥419,752
Changes of items during the year
Exercise of warrants	—	—	—	—	50,002
Cash dividends	—	—	—	—	(5,411)
Net income	—	—	—	—	25,339
Purchase of treasury stock	—	—	—	—	(22,706)
Items other than changes in shareholders’ equity, net	25,603	425	26,028	(1)	26,027

Total changes in the year	25,603	425	26,028	(1)	73,250

Balance at March 31, 2012	¥3,868	¥(993)	¥2,875	¥98	¥493,002

Notes to non-consolidated financial statements

(Summary of significant accounting policies)

1.	Evaluation standards and methods for major assets

	(1)	Marketable securities and investment securities

		Investments in subsidiaries and affiliated companies	:	Carried at cost, based on the moving-average method

Available-for-sale securities

		With market quotations	:	Stated at fair value, which represents the market prices at the balance sheet date (unrealized gain/loss is included as a separate component in equity, net of tax, while cost is primarily determined using the moving-average method)

		Without market quotations	:	Carried at cost based on the moving-average method

	(2)	Derivative instruments	:	Stated at fair value

2.	Depreciation and amortization

	(1)	Property and equipment	:	Computed using the straight-line method

	(2)	Intangible assets	:	Computed using the straight-line method Software for the company’s use is amortized using the straight-line method based on internal availability period (five years).

Finance leases in which the ownership of leased assets is not transferred to lessees at the end of lease periods are computed using the straight-line method over the period of the finance leases. Finance lease transactions in which the ownership of leased assets was not transferred to lessees and contracted before April 1, 2008 are accounted for as operating lease transactions and “as if capitalized” information is disclosed in the notes to the lessee’s financial statements.

3.	Accounting principles for major allowances and accruals

(1)	Allowance for doubtful accounts

To prepare for uncollectible credits, allowance for doubtful accounts (excluding receivables from subsidiaries) is calculated based on the actual bad debt ratio, and specific allowance for doubtful accounts deemed to be uncollectible and receivable from subsidiaries are calculated considering its collectability.

(2)	Allowance for bonus

Allowance for bonus is calculated based on the Company’s computation method for expected payment.

4.	Other basis of presentation of financial statements

(1)	Deferred charges

Stock issuance cost	:	Amortized by the month over three years

Bond issuance cost	:	Amortized by the month over redemption period

(2)	Accounting for significant hedge transactions

Interest rate swap

1)	<Hedge accounting>

Recognitions of gains or losses resulting from changes in fair value of derivative instruments for hedging are deferred until the related gains and losses on hedged items are recognized.

2)	<Derivative instruments for hedging and hedged items>

Derivative instruments for hedging	:	Interest rate swap contracts

Hedged items	:	Interest expense on borrowings

3)	<Hedging policy>

In accordance with the Company’s policy, the Company uses derivative financial instruments to hedge the risk of exposures to fluctuations in interest rates, regarding the authorization and credit limit amount.

4)	< Effectiveness of hedge transactions >

The effectiveness of hedge transaction is assessed by measuring high correlation between the variability of cash flows associated with the interest rate of hedged items and variability of cash flows of hedge instruments.

(3)	Accounting method for consumption taxes

Consumption taxes are accounted for using the net method of reporting.

5.	Additional Information

(1)	Accounting Standard for Accounting Changes and Error Corrections

“Accounting Standard for Accounting Changes and Error Corrections” (Accounting Standards Board of Japan (ASBJ) Statement No.24, December 4, 2009) and “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No.24, December 4, 2009) were applied to accounting changes and error corrections made on or after April 1, 2011.

(2)	Change of deferred tax assets and deferred tax liability by the change of effective statutory tax rate

“Act on the Partial Revision of the Income Tax Act for the Establishment of a Taxation System Responding to Structural Transformation of Economy and Society” and “Act on Special Measures for Securing Financial Resources Needed to Implement Measures to Recover From the Great East Japan Earthquake” were issued on December 2, 2011. By these acts, the effective statutory tax rate, which is used to calculate deferred tax assets and liability for this year was changed from 40.69%, which was used as of March 31, 2011. The new effective tax rate will be as follows, depending when the temporary difference will reverse.

From April 1, 2012 to March 31, 2015: 38.01%

On and after April 1, 2015: 35.64%

By this change, deferred tax liability net of deferred tax assets decreased by ¥2,534 million, Deferred income taxes increased by ¥2,097 million and Unrealized gain on available-for-sale securities increased by ¥436 million respectively.

Notes

(Balance Sheet)

1. Accumulated depreciation of property and equipment	6,182	million yen

2.	Borrowings by security lending agreements

Cash receipts as collateral from financial institutions, to whom the Company lent a portion of shares in its subsidiaries and affiliated companies of ¥1,234 million under security lending agreements are presented as follows:

Short-term borrowings	93,000	million yen

3.	Guarantee obligation

Guarantee (Nature of guarantee obligation)	Amount
[Guarantee obligation]
SFJ Capital Limited (preferred securities)	200,000	million yen
Shiodome Estate Corporation (lease transaction and purchase contract of the trust beneficiary interest)	89,065	(Note1)
WILLCOM, Inc. (Sponsor agreement)	41,000	(Note2)
Fukuoka Softbank Hawks Marketing Corp. (Borrowing)	482
Fukuoka Real Estate Corporation (Borrowing)	115	(Note3)

Subtotal	330,662	million yen

(Notes)

1.	The Company guarantees the lease transaction related to Fukuoka Yahoo! JAPAN Dome and the acquisition of the trust beneficiary interest in July 2015.
After the acquisition of the trust beneficiary interest, Shiodome Estate Corporation will transfer the trust beneficiary interest to Fukuoka SOFTBANK HAWKS Marketing Corp.
2.	The Company has entered into a sponsor agreement with WILLCOM, Inc. Under the sponsor agreement, the Company provides necessary financial support to WILLCOM, Inc. for business operation and execution of the rehabilitation plan. The agreement is effective until WILLCOM, Inc. completes the payment of its reorganization claims and reorganization security interests (total amount of ¥41,000 million) amounting to ¥34,151 million as of March 31, 2012.
3.	Joint guarantee of the Company and other company. The Company’s obligation based on guarantors’ agreement is ¥76 million.

[Letter of awareness for management service]
SOFTBANK BB Corp. (Lease)	3,616	million yen

Subtotal	3,616

Total	334,278	million yen

4.	Monetary receivables and liabilities for subsidiaries and affiliated companies

Short-term monetary receivables	52,954	million yen
Long-term monetary receivables	652,538
Short-term monetary liabilities	421,990
Long-term monetary liabilities	262,603

5.	Monetary receivables and liabilities for board members and corporate auditors

Monetary receivables	22	million yen
Monetary liabilities	177

(Statement of Income)

1.	Transactions with subsidiaries and affiliated companies

Net sales	43,700	million yen
Selling, general and administrative expenses	4,234
Non-operating transactions	92,981

2.	One-time recognition of unrecognized loan interest income from subsidiaries and affiliates

Regarding the long-term loan made to a subsidiary, BB Mobile Corp. (hereafter “BBM”), the repayment of principal and payment of interest were not expected under the contract until SOFTBANK MOBILE Corp. (hereafter “SBM”) completely paid off SBM loan (refer to Note 1 “Refinancing related expense” for Consolidated Statements of Income) and distribution became possible as BBM is a holding company which solely holds the SBM shares and can only make profit from distribution.

Therefore, loan interest income was not recorded from beginning of the loan as revenue was not deemed to be realized in the financial statements.

SBM paid off SBM loan in October 2011 and financial covenants were abolished in the following November. As a consequence, distribution from SBM can be recognized at BBM as resource for interest expense and repayment of principal and payment of interest became possible under the revised loan contract. Taking these changes into consideration, the loan interest from BBM was deemed to be collectable and all the interest from beginning of the loan until abolishment of the financial covenants was recognized as extraordinary income at once.

In addition, loan interest income after abolishment of the financial covenants is recorded as non-operating income. All the interest from beginning of the loan (¥13,277 million) is included in “Non-operating transactions” in Note 1 “Transactions with subsidiaries and affiliated companies” for Statement of Income.

(Statement of Changes in Equity)

Class and number of treasury stocks as of March 31, 2012

Number of common stock	9,213,962	shares

(Income taxes)

Significant components of deferred tax assets and liabilities

Deferred tax assets
Loss on sales price adjustments of investments in subsidiaries and affiliates	10,446	million yen
Investments in subsidiaries and affiliated companies	8,471
Tax haven taxation	2,995
Loss carryforwards	2,865
Others	11,754

Gross deferred tax assets	36,533
Less: valuation allowance	(32,333)

Total deferred tax assets	4,200
Deferred tax liabilities
Deferred taxable gain on a sale of shares of a subsidiary to a 100% owned subsidiary under Japanese group taxation regime	(11,644)
Unrealized gains on other securities	(3,082)
Others	(5,251)

Total deferred tax liabilities	(19,978)

Net deferred tax liabilities	(15,778)	million yen

(Leases)

Lease transactions contracted before April 1, 2008 are continuously permitted to be accounted for as operating lease transactions, and as if capitalized information is as follows:

1.	Amounts equivalent to acquisition costs, accumulated depreciation of leased property

	(Millions of yen)

	Tools, equipment and fixtures	Other	Total
Acquisition cost	¥70	¥618	¥689
Accumulated depreciation	58	541	599
Net leased property	¥12	¥77	¥89

2.	Obligations under finance lease

Due within one year	107	million yen
Due after one year	4

Total	111	million yen

3.	Lease payments, amounts equivalent to depreciation, interest expense

Lease payments	111	million yen
Depreciation expense	86
Interest expense	11

4.	Calculation method used to determine the amount equivalent to depreciation

The amount equivalent to depreciation is computed using the straight-line method over the period of the finance leases, assuming no residual value.

5.	Calculation method used to determine the amount equivalent to interest expense

The amount equivalent to interest expense is calculated by subtracting acquisition costs from the total lease payments and allocated over the lease periods based on the interest method.

(Related Party Transactions with the Company)

1.	Subsidiaries and affiliated companies

							(Millions of yen)

Category	Name	Voting rights (%)	Nature of transaction	Note	Amount of transaction (Note 9)	Account	Balance at March 31, 2012 (Note 9)
Subsidiary	SOFTBANK MOBILE Corp.	Indirect 100%	Brand royalty revenue		¥35,047	Accounts receivable-trade	¥36,799
			Collection of long-term loan receivable	1	84,596	Long-term loan receivable	—
			Collection of long-term account receivable-other	1	84,706	Investments and other assets – other assets	—
			Interest receipt	2	8,396	Other current assets	—
			Borrowing of short-term loans		155,000	Short-term borrowings	155,000
			Interest payment	3	31	Accrued expense	—

Subsidiary	SOFTBANK BB Corp.	Direct 100%	Brand royalty revenue		3,504	Accounts receivable-trade	3,679
			Borrowing of short-term loans (net of repayment)		39,233	Short-term borrowings	69,321
			Interest payment	3	826	Accrued expense	—
			Guarantee obligation	4	3,616

Subsidiary	SOFTBANK TELECOM Corp.	Direct 81.7% Indirect 18.3%	Brand royalty revenue		4,937	Accounts receivable-trade	5,184
			Collection of long-term loan receivable		80,000	Short-term loan receivable	—
			Interest receipt	2	3,291	Other current assets	—
			Borrowing of short-term loans (net of repayment)		69,981	Short-term borrowings	57,381
			Interest payment	3	2,538	Accrued expense	—
			Dividends receipt		11,024

Subsidiary	BB Mobile Corp.	Indirect 100%	Lendings of long-term loan receivable		549,725	Long-term loan receivable	605,420
			Interest receipt	2, 5	13,277	Investments and other assets – other assets	6,351

Subsidiary	Mobiletech Corporation	Direct 100%	Capital contribution	6	420,673

Subsidiary	Galilei Japan KK	Indirect 100%	Borrowing of long-term loans		200,000	Long-term debt	200,000
			Interest payment	3	2,162	Accrued expense	2,162

Subsidiary	SFJ Capital Limited	Direct 100%	Guarantee obligation	4	200,000

							(Millions of yen)

Category	Name	Voting rights (%)	Nature of transaction	Note	Amount of transaction (Note 9)	Account	Balance at March 31, 2012 (Note 9)
Subsidiary	Siodome Estate Corporation	Direct 100%	Guarantee obligation	4	89,065

Subsidiary	SBBM Corporation	Direct 100%	Collection of long-term loan receivable (net of loans)		12,600	Long-term loan receivable	27,780
			Interest receipt	2	991	Other current assets	—
			Capital contribution		19,000

Subsidiary	BB Cable Corporation	Direct 100%	Dividends receipt		18,993

Subsidiary	Yahoo Japan Corporation	Direct 35.6% Indirect 6.6%				Accounts payable - other	121,869
			Interest payment	3	1,203	Accrued expense	1,410
			Dividends receipt		6,558

Subsidiary	Charlton Acquisition LLP	—	Loss on investments in partnership		7,942
			Loss on liquidation		16,608

Subsidiary	Fukuoka Softbank Hawks Marketing Corp.	Direct 100%	Payment of advertising expense	7	3,600	Accounts payable - other	315

Subsidiary	SB Holdings (Europe) Ltd.	Indirect 100%	—	8	—	Long-term debt	50,237 (611,231 thousand US Dollars)
			Interest payment	3	856	Accrued expense	2 (28 thousand US Dollars)

The terms of transactions and the policies

(Notes)

1.	Part of long-term accounts receivable-other and all of long-term loan receivable are acquired from Vodafone group.
2.	Interest rate on loan receivable is determined taking market interest rate into account.
3.	Interest rate on loan payable is determined taking market interest rate into account.
4.	Please refer to Note 3 “Guarantee obligation” for Balance Sheet for the detail.
5.	The interest receipt of ¥6,925 million is included in special income. Please refer to Note 2 “One-time recognition of unrecognized loan interest income from subsidiaries and affiliates” for Statement of Income for the detail.
6.	Contribution of BB Mobile Corp’s preferred stock of ¥419,173 million.
7.	Payments of advertising expense to Fukuoka Softbank Hawks Marketing Corp. are for advertising effect for Softbank group which management of the Fukuoka Softbank Hawks provides.
8.	The exchange rate for the translation of Japanese yen into U.S. dollar at March 31, 2012 is ¥ 82.19 to $1.
9.	Consumption taxes are included in the amount of the year-end balance, but not in the amount of the transaction.

2.	Directors and major individual shareholders

							(Millions of yen)

Category	Name	Voting rights (%)	Nature of transaction	Note	Amount of transaction (Note2)	Account	Balance at March 31, 2012 (Note2)
Director and shareholder	Masayoshi Son (Son Assets Management, LLC)	Direct 20.9%	Cash paid on behalf of Son Assets Management, LLC		¥264	Other current asset	¥22
			Facility use fee	1	45	Other liabilities	177

The terms of transactions and the policies

(Notes)

1.	“Facility use fee” is determined based on the percentage of facility used as with the case of subsidiaries and affiliated companies.
2.	Consumption taxes are included in the amount of the year end balance, but not in the amount of the transaction.

(Per share data)

Shareholders’ equity per share	¥448.70
Net income per share	¥23.08

INDEPENDENT AUDITOR’S REPORT

May 11, 2012

To the Board of Directors of

SOFTBANK CORP.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Yoshitaka Asaeda (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Akemi Mochizuki (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Nozomu Kunimoto (Seal)

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of March 31, 2012 of SOFTBANK CORP. (the “Company”), the related consolidated statement of income and changes in equity, and the notes to consolidated financial statements for the fiscal year from April 1, 2011 to March 31, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and consolidated subsidiaries as of March 31, 2012, and the results of their operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Law.

INDEPENDENT AUDITOR’S REPORT

May 11, 2012

To the Board of Directors of

SOFTBANK CORP.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Yoshitaka Asaeda (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Akemi Mochizuki (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Nozomu Kunimoto (Seal)

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the non-consolidated financial statements, namely, the balance sheet as of March 31, 2012 of SOFTBANK CORP. (the “Company”), and the related statement of income and changes in equity, and the related notes for the fiscal year from April 1, 2011 to March 31, 2012, and the accompanying supplemental schedules.

Management’s Responsibility for the Non-consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these non-consolidated financial statements and the accompanying supplemental schedules in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of non-consolidated financial statements and the accompanying supplemental schedules that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these non-consolidated financial statements and the accompanying supplemental schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the non-consolidated financial statements and the accompanying supplemental schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the non-consolidated financial statements and the accompanying supplemental schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the non-consolidated financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the non-consolidated financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the non-consolidated financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the non-consolidated financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2012, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Law.

Audit Report

With respect to the Directors’ performance of their duties during the business year from April 1, 2011 to March 31, 2012, the Board of Corporate Auditors has prepared this audit report after deliberations, as unanimous opinion of all Corporate Auditors based on the audit reports prepared by each Corporate Auditor, and hereby report as follows:

1.	Method and Contents of Audit by Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors has established the audit policies in this fiscal year, audit plan, etc. and received a report from each Corporate Auditor regarding the status of implementation of their audits and results thereof. In addition, the Board of Corporate Auditors has received reports from the Directors, etc. and the Independent Auditors regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the Corporate Auditors auditing standards established by the Board of Corporate Auditors, and in accordance with the audit policies in this fiscal year, audit plan, etc., each Corporate Auditor endeavored to facilitate a mutual understanding with the Directors, the Internal Audit and other employees, etc., endeavored to collect information and maintain and improve the audit environment, has attended the meetings of the Board of Directors and other important meetings, received reports on the status of performance of duties from the Directors and other employees and requested explanations as necessary, examined important approval/decision documents, and inspected the status of the corporate affairs and assets. Also, each Corporate Auditor received regular reports from Directors and employees concerning the architecture and implementation of (i) the contents of the Board of Directors’ resolutions regarding the development and maintenance of the system to ensure that the Directors listed within the Business Report, during the performance of their duties, complied with all laws, regulations and the articles of incorporation of the company and other systems that are set forth in Article 100, paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act of Japan as being necessary for ensuring the appropriateness of the corporate affairs of a joint stock company (kabushiki kaisha), and (ii) the systems (internal control systems) based on such resolutions, and requested further information as necessary, making remarks when appropriate. With respect to the subsidiaries, each Corporate Auditor endeavored to facilitate a mutual understanding and exchanged information with the Directors and Corporate Auditors, etc. of each subsidiary and received from subsidiaries reports on their respective business as necessary. Based on the above-described methods, each Corporate Auditor examined the business report and annexed specifications for the business year under consideration.

In addition, each Corporate Auditor monitored and verified whether the Independent Auditors maintained its independence and properly conducted its audit, received a report from the Independent Auditors on the status of its performance of duties, and requested explanations as necessary. Each Corporate Auditor was notified by the Independent Auditors that it had established a “system to ensure that the performance of the duties of the Independent Auditors was properly conducted” (the matters listed in the items of Article 131 of the Company Accounting Regulations) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council on October 28, 2005), and requested explanations as necessary. Based on the above-described methods, each Corporate Auditor examined the consolidated financial statements (the consolidated balance sheet, the related consolidated statement of income and changes in equity, and notes to consolidated financial statements) as well as, the non-consolidated financial statements (the balance sheet, the related statement of income and changes in equity, and notes to non-consolidated financial statements) and the accompanying supplemental schedules thereto, for the business year under consideration.

2.	Results of Audit

(1)	Results of Audit of Business Report, etc.

(i)	We acknowledge that the business report and the accompanying supplemental schedules thereto fairly present the status of the Company in conformity with the applicable laws and regulations and the articles of incorporation of the company.

(ii)	We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the articles of incorporation of the company was found with respect to the Directors’ performance of their duties.

(iii)	We acknowledge that the Board of Directors’ resolutions with respect to the internal control systems are appropriate. We did not find any matter to be mentioned with respect to the information provided in the Business Report or the Directors’ performance of their duties concerning the internal control systems.

(2)	Results of Audit of Consolidated Financial Statements

We acknowledge that the methods and results of audit performed by the Independent Auditors, Deloitte Touche Tohmatsu LLC, are appropriate.

(3)	Results of Audit of Non-consolidated Financial Statements and their Accompanying Supplemental Schedules

We acknowledge that the methods and results of audit performed by the Independent Auditors, Deloitte Touche Tohmatsu LLC, are appropriate.

May 11, 2012

Board of Corporate Auditors of SOFTBANK CORP.

Full-time Corporate Auditor: Mitsuo Sano (Seal)

External Corporate Auditor: Soichiro Uno (Seal)

External Corporate Auditor: Koichi Shibayama (Seal)

External Corporate Auditor: Hidekazu Kubokawa (Seal)

(Note) Corporate Auditors: Soichiro Uno, Koichi Shibayama, and Hidekazu Kubokawa are External Corporate Auditors set forth in Article 2, item 16 and Article 335, paragraph 3 of the Companies Act of Japan.

Reference Documents for Notice of Extraordinary Meeting of Shareholders

Separate Volume 2

SOFTBANK CORP. Temporary Financial Statements

• Temporary Balance Sheet (As of September 30, 2012)	1

• Temporary Income Statement (From April 1, 2012 to September 30, 2012)	3

• Important accounting policies and other notes	4

• Independent Auditor’s Report concerning Temporary Financial Statements	14

• Audit Report of Board of Corporate Auditors	16

eAccess Ltd.

Temporary Balance Sheet

(As of September 30, 2012)

(Unit: millions of yen)

Item	Amount
<Assets>
Current assets	824,394
Cash and deposits	720,836
Accounts receivable- trade	24,016
Prepaid expenses	645
Deferred tax assets	3,000
Short-term loans	12,469
Other	63,426
Fixed assets	2,261,948
Tangible fixed assets	13,464
Assets for rent	6,650
Buildings	2,336
Aircraft	3,337
Tools, equipment and fixtures	91
Land	336
Other	711
Intangible fixed assets	417
Goodwill	68
Software	271
Other	77
Investment and other assets	2,248,066
Investment securities	11,895
Shares of affiliates	1,570,837
Other marketable securities of affiliates	1,982
Long-term loans	655,191
Other	12,143
Loan loss reserve	Δ3,982
Deferred assets	1,770
Stock delivery expenses	124
Bond issuance expenses	1,646

Total assets	3,088,113

<Liabilities>
Current liabilities	1,244,238
Short-term borrowings	670,837
Current portion of long-term borrowings	251,230
Current portion of corporate bonds	155,000
Current portion of corporate bonds with stock acquisition rights	35,552
Payables	124,127
Accrued expenses	5,335
Accrued income taxes etc.	2
Bonus reserve	262
Other	1,890
Fixed liabilities	1,335,553
Corporate bonds	414,900
Long-term debt	875,306
Deferred tax liabilities	17,903
Asset retirement obligations	4,539
Other	22,903

Total liabilities	2,579,792

<Net Assets>
Shareholders’ equity	511,725
Stated capital	221,020

1

Capital surplus	234,962
Capital reserves	234,956
Other capital surplus	5
Retained earnings	78,615
Earned reserves	1,414
Other retained earnings	77,201
Retained earnings brought forward	77,201
(Temporary period net income)	(51,120)
Treasury stock	Δ22,873
Unrealized valuation, translation losses	Δ3,500
Unrealized losses on other securities	Δ2,676
Deferred loss on derivatives under hedge accounting	Δ824
Stock acquisition rights	97

Total net assets	508,321

Total liabilities and net assets	3,088,113

Notes: Amounts less than one million yen are omitted.

2

Temporary Income Statement

(From April 1, 2012 to September 30, 2012)

	(Unit: millions of yen)

Item	Amount
Net sales		22,867
Cost of sales		—

Gross profit		22,867

Selling, general and administrative expenses		6,964

Operating income		15,903

Non-operating income		77,699
Interest income	9,285
Dividends income	66,594
Foreign exchange gains	208
Other	1,610
Non-operating expenses		19,266
Interest paid	10,173
Corporate bonds Interest	5,110
Other	3,982

Ordinary income		74,336

Special income		279
Gain on sale of investment securities	164
Other	114
Special loss		20,928
Loss from sale of shares of affiliates	42
Loss from sale of investment securities	6,448
Valuation loss on shares of affiliates	14,437

Temporary period net income before income taxes		53,686

Income tax, resident tax, enterprise tax		397
Income tax adjustment		2,168

Temporary period net income		51,120

3

1.	Notes regarding important accounting policies

(1) Standards and methods for valuation of assets

(i) Marketable securities

Shares of subsidiaries and shares of affiliates: Cost method using the moving-average method

Other marketable securities

Items with market value:	Market value method on the basis of the market price etc. on the temporary balance sheet date (valuation differences are reported as a component of net assets and the cost of sales is calculated by the moving average method)

Items without market value:	Cost method using the moving-average method

(ii) Derivatives: Market value method

(2) Depreciation and amortization of fixed assets

(i) Tangible fixed assets:	Straight-line method

(ii) Intangible fixed assets:	Straight-line method. For software for internal use, straight-line method over the useful life (five years)

Leased assets included in the above tangible fixed assets that relate to finance lease transactions not involving transfer of title are depreciated using the straight-line method, with the lease term being the useful use and the residual value being zero.

Finance lease transactions not involving transfer of title having a lease transaction agreement date prior to April 1, 2008 will continue to be accounted for in the same manner as lease transactions.

(3) Accounting for reserves

(i) Loan loss reserves

To prepare for loan losses, anticipated loan loss are recorded for general claims (excluding claims against subsidiaries) on the basis of past loan loss ratios, and for claims against subsidiaries and claims for which payment is likely and other specified claims, by reviewing individually the possibility of collection.

(ii) Bonus reserves

To prepare for payment of bonuses to employees, the estimated amount to be paid as calculated using the company’s prescribed method is recorded.

(4) Other important matters forming the basis of preparation of the financial statements

(i) Accounting method for deferred assets

Stock delivery expenses:	Amortized monthly over three years.

Bond issuance expenses:	Amortized monthly over the redemption period.

4

(ii) Accounting method for hedge

Interest-rate swap

a. Hedge accounting method

The deferred hedge method is used.

b. Hedging means and hedging target

Hedging means: Interest-rate swap

Hedging target: Interest on loans

c. Hedging policy

Pursuant to the internal rules, in order to hedge future interest fluctuation risk on borrowings, the company engages in interest rate swap transaction for variable interest rate loans.

d. Method of evaluating hedge effectiveness

The company is aware that there is a high correlation between cash flow fluctuation due to interest rate fluctuation of the hedging target and the cash flow fluctuation of the hedging means, and is evaluating the effectiveness of the hedging.

(iii) Accounting methods for consumption taxes, etc.

The tax-exclusion method is used to account for consumption taxes and local consumption taxes.

2.	Guarantees obligations

Guarantee Recipient (details of guaranteed obligations)	Guarantee amount (million yen)
Guarantee obligations
SFJ Capital Limited (Preferred equity securities)	200,000
Shiodome Estate K.K.
(Lease transaction and trust beneficiary interest acquisition agreement)	87,411	(note 1)
Willcom Inc. (sponsorship agreement)	41,000	(note 2)
Fukuoka SoftBank HAWKS Marketing Corp. (loans)	382
K.K. Fukuoka Real Estate (loans)	100

Total	328,893	million yen

(note 1) The company provides guarantees for leasing transactions concerning the Fukuoka Yahoo!Japan Dome and acquisition of the trust beneficiary interest in July 2015.

After acquisition of the trust beneficiary interest, Shiodome Estate K.K. will transfer the trust beneficiary interest to Fukuoka SoftBank HAWKS Marketing Corp.

(note 2) The company and Willcom Inc. have entered into a sponsorship agreement under which, until Willcom completes full payment for reorganization claims and secured reorganization claims specified in the reorganization plan (total amount of 41 billion yen). As of the temporary balance sheet date, Willcom’s balance of reorganization claims and secured reorganization claims specified in the reorganization plan was 27,380 million yen.

5

Keepwell agreements etc.

SOFTBANK BB Corp. (lease transaction)	3,144	million yen

Total	3,144

Total	332,038	million yen

6

Material Events after the Reporting Period

1.	Acquisition of Sprint Nextel Corporation

SOFTBANK Corp. (“SOFTBANK”) and Sprint Nextel Corporation (“Sprint”) of the U.S. reached an agreement on October 15, 2012 that SOFTBANK will invest approximately USD20.1 billion in Sprint’s operations (“Transaction”). Approximately USD12.1 billion of the total will be paid to Sprint shareholders and USD 8 billion will be used to strengthen Sprint’s financial health, among other purposes.

The Transaction, which has been approved by the Board of Directors of both SOFTBANK and Sprint, is subject to approval at a meeting of the Sprint shareholders, customary antitrust, Federal Communications Commission and other regulatory approvals and the satisfaction or waiver of other closing conditions, including accuracy of representations and warranties.

The companies expect the closing of the Transaction to occur in mid-2013. As a result of the Transaction, SOFTBANK will acquire approximately 70% of the fully-diluted (as used herein, not giving effect to out-of-the-money options) shares of New Sprint (as defined in (2) (i) below), which will own 100% of the shares of Sprint.

(1) Purposes of Acquisition

(i) Enables SOFTBANK to establish an operating base as one of the largest mobile Internet companies in the world. The combined subscriber base will be one of the largest1 between the U.S. and Japan, and the combined mobile telecom service revenue will rank third2 among global operators.

(ii) Enables SOFTBANK to leverage its deep expertise in smartphones and next-generation mobile networks, and its track record of competing in mature markets with large incumbents, to enhance Sprint’s competitiveness in the U.S.

(iii) Provides Sprint USD8.0 billion of new capital for its mobile network, strategic investments and balance sheet as part of its continued efforts to fortify its operating base towards future growth.

(2) Overview of Acquisition

(i) Establishment of Subsidiaries, etc.

SOFTBANK has formed a new U.S. holding company, Starburst I, Inc. (HoldCo), and two further subsidiaries, Starburst II, Inc. (New Sprint), which is owned directly by HoldCo, and Starburst III, Inc. (Merger Sub), which is owned directly by New Sprint and indirectly by HoldCo.

Via New Sprint, SOFTBANK invested USD 3.1 billion in Sprint in the form of a newly-issued convertible bond (“Bond”) on October 22, 2012 (U.S. Eastern time). The Bond will have a 1.0% coupon rate with a seven-year maturity and, if the merger agreement is terminated prior to completion of the merger (as defined in (ii) below), subject to regulatory approval, will be convertible, or if the merger (as defined in (ii) below) is completed, will be converted, at USD 5.25 per share, into 16.4% of outstanding Sprint common shares on a post-issuance basis (subject to customary adjustments).

[1]

Based on Wireless Intelligence data, TCA data, and disclosed material by relevant companies. U.S. as of the end of June 2012, Japan as of the end of September (eAccess Ltd. data as of the end of August 2012).

[2]	Based on disclosures by global mobile operators such as China Mobile and Verizon Wireless (Jan. to June 2012).

7

(ii) Merger

Following receipt of Sprint shareholder and regulatory approvals and the satisfaction or waiver of the other closing conditions to the Transaction, SOFTBANK will capitalize, through HoldCo, New Sprint with an additional approximately USD 17.0 billion. Approximately USD 12.1 billion will be distributed to Sprint shareholders as merger consideration. Merger Sub will merge with and into Sprint as a result of which:

A)	Sprint will become a wholly-owned subsidiary of New Sprint;

B)	In aggregate, Sprint shareholders will receive, in exchange for their Sprint shares, approximately 30% of the fully-diluted equity of New Sprint and approximately USD 12.1 billion cash;

C)	Individual Sprint shareholders will have the right to elect to receive, for each share of Sprint that they own, either (i) USD 7.30 in cash or (ii) one share of New Sprint stock, subject to proration if shareholders in the aggregate elect more than the total amount of cash or stock consideration, as applicable (which would result in the receipt of a mix of cash and stock);

D)	Holders of Sprint stock options will receive stock options in New Sprint;

E)	The Bond will be converted into shares of Sprint, with the value of such shares reflected (together with SOFTBANK’s additional investment) in the approximately 70% of the fully-diluted equity of New Sprint which HoldCo will hold after consummation of the merger;

F)	New Sprint will issue a 5 year warrant for approximately 55 million shares of New Sprint with an exercise price of USD 5.25 per share (Warrant) to Holdco; and

G)	New Sprint is expected to succeed Sprint’s New York Stock Exchange listing as a publicly traded company in the US.

8

Other key terms include:

A)	SOFTBANK must pay Sprint a termination fee of USD 600 million if the merger does not close because SOFTBANK does not obtain financing;

B)	Sprint must pay SOFTBANK a termination fee of USD 600 million if the merger does not close because Sprint accepts a superior offer by a third party; and

C)	Sprint must pay up to USD 75 million of SOFTBANK’s expenses if Sprint’s shareholders do not approve the transaction at their shareholder meeting.

iii) Post-Transaction (fully-diluted basis)

Post-Transaction:

A)	SOFTBANK will own, through HoldCo, approximately 70% of New Sprint shares and Sprint shareholders will own approximately 30% of New Sprint shares in aggregate on a fully-diluted basis;

B)	New Sprint will retain USD 4.9 billion of the USD 17.0 billion contribution by SOFTBANK, which, in combination with the USD 3.1 billion purchase price for the Bond, represents a USD 8.0 billion dollar contribution to the balance sheet of New Sprint;

C)	Sprint’s current CEO Dan Hesse will be the CEO of New Sprint

D)	New Sprint will have a 10-member board of directors, including three members from the current Sprint Board of Directors as well as the CEO; and

E)	Sprint’s headquarters will continue to be in Overland Park, Kansas.

9

(3) Number of New Sprint Shares Acquired, Acquisition Price and State of Share Ownership Before and After Acquisition

(i) Number of shares held before transfer	0 shares (number of voting rights : 0) (voting rights holding ratio : 0.0%)

(ii) Number of shares acquired	3,241,403,146 shares*

(iii) Acquisition price	Total amount invested: approx. USD 20.1 billion Advisory fees, etc.: TBD

(iv) Number of shares held after transfer	3,241,403,146 shares* (number of voting rights 3,241,403,146) (voting rights holding ratio: 70.0%)

*	Based on Sprint’s fully-diluted shares (as of October 15, 2012, calculated not giving effect to out-of-the-money options) and giving effect to full exercise of the Warrant.

(4) Financing

The transaction is fully funded by cash at hand and a bridge financing facility arranged and underwritten by Mizuho Corporate Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Deutsche Bank AG, Tokyo Branch.

10

(5) Outline of Sprint

(i) Name	Sprint Nextel Corporation

(ii) Address	6200 Sprint Parkway, Overland Park, Kansas

(iii) Name and title of representative	Chief Executive Officer and President Daniel R. Hesse

(iv) Nature of business	Telecommunications

(v) Paid-in capital	USD 46,716 million (as of December 31, 2011)

(vi) Founded	November 15, 1938

2.	Making eAccess Ltd. a Wholly-owned Subsidiary through Share Exchange

SOFTBANK and eAccess Ltd. approved at their own Board of Directors meetings on September 27, 2012 and October 1, 2012, respectively, resolutions regarding a share exchange (“Share Exchange”) whereby SOFTBANK will become the sole parent company of eAccess and eAccess will become a wholly-owned subsidiary of SOFTBANK, and the two companies entered into a Share Exchange Agreement (“Share Exchange Agreement”) on October 1, 2012.

In addition, SOFTBANK MOBILE Corp., a consolidated subsidiary of SOFTBANK, and eAccess reached a framework agreement on business alliance on October 1, 2012. Further, an agreement (“Amendment Agreement”) to amend the Share Exchange Agreement was executed on November 2, 2012.

(1) Purpose of the Share Exchange

We aim to establish a structure which will allow us to combine management resources effectively and efficiently, and accelerate the penetration of the mobile broadband service.

Effects of Making eAccess a Wholly-Owned Subsidiary

(i)    Shared utilization of mobile communications network

(ii)   Mutual collaboration on efficient operations of base station sites

(iii)  Creation of synergies

(2) Schedule of Share Exchange

September 27, 2012	Resolution at the Board of Directors’ meeting (SOFTBANK)

October 1, 2012	Resolution at the Board of Directors’ meeting (eAccess)

October 1, 2012	Execution of the Share Exchange Agreement (SOFTBANK, eAccess)

November 2, 2012	Resolution at the Board of Directors’ meeting on the Amendment Agreement (SOFTBANK, eAccess)

November 2, 2012	Execution of the Amendment Agreement (SOFTBANK, eAccess)

December 7, 2012 (scheduled)	Resolution at the extraordinary shareholders meeting (eAccess)

January 1, 2013 (scheduled)	The Share Exchange takes effect (Business Combination Date)

11

(3) Overview of the Share Exchange

SOFTBANK will become the sole parent company of eAccess and eAccess will become a wholly owned subsidiary of SOFTBANK upon the Share Exchange.

The Share Exchange is planned to be conducted as a simplified share exchange under Article 796, Paragraph 3, of the Companies Act, which does not require approval of the general meeting of shareholders of SOFTBANK, while it requires approval of the general meeting of shareholders of eAccess, which is scheduled to be held on December 7, 2012.

(4) Share Exchange Ratio and Calculation Method

(i) Share Exchange Ratio

Upon the Share Exchange, SOFTBANK will deliver to each shareholder of eAccess (other than SOFTBANK) who is recorded in the shareholder registry as of the point in time immediately preceding the acquisition of all of the issued shares of eAccess by SOFTBANK through the Share Exchange, the number of SOFTBANK common shares calculated by multiplying the total number of eAccess common shares held by the relevant shareholder, by the Exchange Ratio (as defined below), in exchange for eAccess shares held by the relevant shareholder; provided, however, that (i) with regard to the shareholders who exercised appraisal rights attached to the eAccess shares held by such shareholders pursuant to Article 785 of the Companies Law, SOFTBANK shares will be delivered to eAccess in place of such shareholders and (ii) if the number of shares that shall be delivered to a shareholder includes any fraction less than one (1) share, SOFTBANK shall pay to such shareholder money calculated in accordance with Article 234 of the Companies Law, with any fraction less than one (1) yen being rounded up to the nearest yen.

The “Exchange Rate” shall mean 20.09, which is the ratio (rounded up to two decimal places) obtained by dividing 52,000 yen (that is considered as the appraisal value of the common stock of eAccess) by 2,589 yen (that is the average of the closing price of regular trading of the common stock of SOFTBANK on the Tokyo Stock Exchange during the period between October 17, 2012 and November 2, 2012 (including both dates), with any fraction less than one (1) yen being rounded up to the nearest yen).

Although SOFTBANK plans, in principle, to issue shares of common stock of SOFTBANK as consideration for the Stock Exchange, SOFTBANK may use its treasury stock as the consideration, in whole or in part, at the time of the Share Exchange.

(ii) Calculation Method for Share Exchange Ratio

The closing price of the common stock of eAccess was 15,070 yen as of September 28, 2012 and 45,500 yen as of November 2, 2012. SOFTBANK and eAccess determined the appraisal value of the common stock of eAccess through mutual consultation, taking into comprehensive consideration these share prices of eAccess, as well as (i) the mobile communications network held by eAccess, (ii) the customer base held by eAccess, and (iii) synergies that are expected to be generated together with SOFTBANK MOBILE.

To ensure the fairness and appropriateness upon calculation of the share exchange ratio prior to executing the Amendment Agreement, SOFTBANK and eAccess decided to separately engage independent financial advisors to the financial analysis on the share exchange ratio. SOFTBANK appointed Mizuho Securities Co., Ltd. and PLUTUS CONSULTING Co., Ltd. eAccess appointed Goldman Sachs Japan Co., Ltd.

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(5) Outline of eAccess

(i) Name	eAccess Ltd.

(ii) Address	10-1, Toranomon 2-chome Minato-ku, Tokyo

(iii) Name and title of representative	Dr. Sachio Semmoto, Representative Director & Chairman

(iv) Business description	Broadband IP Communication Service JPY

(v) Paid-in capital	JPY 18,500 million (as of March 31, 2012)

(vi) Founded	November 1, 1999

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Auditor’s Report concerning Temporary Financial Statements

Independent Auditor’s Report

November 7, 2012

To the Board of Directors of

SOFTBANK CORP.

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Yoshitaka Asaeda (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Akemi Mochizuki (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Nozomu Kunimoto (Seal)

Designated Unlimited Liability Partner,
Engagement Partner,
Certified Public Accountant:

Satoru Takeuchi (Seal)

Pursuant to the second paragraph of Article 441 of the Companies Act, we have audited the temporary financial statements of SOFTBANK CORP. (the “Company”) for the temporary fiscal term from April 1, 2012 to September 30, 2012, namely, the temporary balance sheet, the temporary statement of income, and important accounting policies and other notes

Management’s Responsibility for the Consolidated Temporary Financial Statements

Management is responsible for the preparation and fair presentation of these temporary financial statements in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated temporary financial statements that are free from material misstatement, whether due to fraud or error.

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Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated temporary financial statements from an independent standpoint, based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the temporary financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the temporary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the temporary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the temporary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the temporary financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the temporary financial statements referred to above present fairly, in all material respects, the financial position of the Company and the results of operation for the period covered by the temporary financial statements, in conformity with accounting principles generally accepted in Japan.

Matter for Emphasis

As set forth above in “Material Events after the Reporting Period, 1,” on October 15, 2012 the Company reached agreement with Sprint Nextel Corporation to invest approximately USD 20.1 billion in Sprint Nextel Corporation’s business.

As set forth in “Material Events after the Reporting Period, 2,” on October 1, 2012, the Company and eAccess Ltd. entered into a share exchange agreement under which the Company will become the sole parent company of eAccess and eAccess will become a wholly owned subsidiary of the Company.

Such events do not have an impact on our opinion.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Law.

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Audit Report of Board of Corporate Auditors

Audit Report Concerning Temporary Financial Statements

The Board of Corporate Auditors carried out an investigation of the temporary financial statements for the temporary fiscal year of April 1, 2012 until September 30, 2012 (temporary balance sheet and temporary statement of income), based on auditor reports that each of the Corporate Auditors prepared, and as a result of this investigation, prepared this audit report with the unanimous agreement of all the Corporate Auditors.

1. Method and Content of Audit by Corporate Auditors

The Board of Corporate Auditors has established the audit policies for the term under review and audit plan etc., and received a report from each Corporate Auditor regarding the status of implementation of their audits and results thereof. In addition, the Board of Corporate Auditors received reports from the Directors, etc. and the Independent Auditor regarding the status of performance of their duties, and requested explanations as necessary.

In accordance with the audit policies for the term under review, audit plan, etc., each Corporate Auditor received reports from Directors and employees etc., and requested explanations as necessary. In addition, each Corporate Auditor monitored and verified whether the Independent Auditor maintained its independence and properly conducted its audit, received a report from the Independent Auditor on the status of its performance of duties, and requested explanations as necessary. Each Corporate Auditor was notified by the Independent Auditor that it had established “a system to ensure that the performance of the duties of the Independent Auditor was property conducted” (the matters listed in the items of Article 131 of the Company Accounting Regulations) in accordance with the Quality Control Standards for Audits” (Business Accounting Council on October 28, 2005), and requested explanations as necessary. Based on the above-described methods, each Corporate Auditor examined the temporary financial statements relating to the temporary fiscal year.

2. Results of Audit

We acknowledge that the methods and results of audit performed by the Independent Auditor, Deloitte Touche Tohmatsu LLC are appropriate.

November 7, 2012

Board of Corporate Auditors of SOFTBANK CORP.

Full-time Corporate Auditor: Mitsuo Sano (Seal)

External Corporate Auditor: Soichiro Uno (Seal)

External Corporate Auditor: Koichi Shibayama (Seal)

External Corporate Auditor: Hidekazu Kubokawa (Seal)

Note: External Corporate Auditor Soichiro Uno, External Corporate Auditor Koichi Shibayama, and External Corporate Auditor Hidekazu Kubokawa are external corporate auditors as stipulated in Article 2, Item 16 and Article 335, Paragraph 3 of the Companies Act.

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